Exhibit 10.1

EXECUTION VERSION

U.S.$ 14,600,000,000

TERM LOAN AGREEMENT

Dated as of December 20, 2018

Among

ALTRIA GROUP, INC.

and

THE LENDERS PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

* * * * * * * * * *

JPMORGAN CHASE BANK, N.A.

as Sole Lead Arranger and Sole Bookrunner

i

Table of Contents

(continued)

SCHEDULE

Schedule I	—	List of Commitments and Applicable Lending Offices

ii

Table of Contents

(continued)

Page

EXHIBITS

Exhibit A-1	—	Form of Tranche I Note

Exhibit A-2	—	Form of Tranche II Note

Exhibit B	—	Form of Notice of Borrowing

Exhibit C	—	Form of Assignment and Acceptance

Exhibit D	—	Form of Guarantee

Exhibit E-1	—	Form of Opinion of Counsel for Altria

Exhibit E-2	—	Form of Opinion of Counsel for Altria

Exhibit E-3	—	Form of Opinion of Counsel for Guarantor

Exhibit F	—	Form of Opinion of Counsel for the Administrative Agent

Exhibit G	—	Form of Confidentiality Agreement

iii

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT (this “Agreement”), dated as of December 20, 2018, is entered into by and among ALTRIA GROUP, INC., a Virginia corporation (“Altria”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof (the “Initial Lenders”) and other Lenders from time to time party hereto, and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H :

WHEREAS, Altria has requested that the Lenders provide a senior unsecured term loan facility, and the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Agent’s Account” means the account of the Administrative Agent (a) maintained by the Administrative Agent, at JPMorgan Chase Bank, N.A., Loan and Agency, 1111 Fannin Street, Houston, Texas 77002, Account No. 9008113381H0301, Reference: Altria Group, Inc., Attention: Account Manager, or (b) as is designated in writing from time to time by the Administrative Agent, to Altria and the Lenders for such purpose.

“Advance” means an advance by a Lender to Altria as part of a Borrowing and refers to a Base Rate Advance or a LIBO Rate Advance (each of which shall be a “Type” of Advance).

“Agreement” means this Term Loan Agreement, as amended, supplemented, waived or otherwise modified, from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Altria or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Commitment Fee Rate” means, for any period, a percentage per annum equal to the percentage set forth below determined by reference to the higher of the ratings of Altria’s long-term senior unsecured debt from (i) Standard & Poor’s and (ii) Moody’s, in each case in effect from time to time during such period:

Long-Term Senior Unsecured Debt Rating	Applicable Commitment Fee Rate
A- and A3 or higher	0.090%
BBB+ and Baa1	0.100%
Lower than BBB+ and Baa1	0.150%

provided that if no rating is available on any date of determination from Moody’s and Standard & Poor’s or any other nationally recognized statistical rating organization designated by Altria and reasonably satisfactory to the Administrative Agent, the Applicable Commitment Fee Rate shall be 0.150%.

“Applicable Interest Rate Margin” means for any Interest Period a percentage per annum equal to the percentage set forth below as determined by reference to the higher of the ratings of Altria’s long-term senior unsecured debt from (i) Standard & Poor’s and (ii) Moody’s, in each case in effect from time to time during such Interest Period:

Rating	Pricing Grid
	Applicable Margin – LIBO Rate Advance (percent per annum)	Applicable Margin – Base Rate Advance (percent per annum)
A- and A3 or higher	1.000%	0.000%
BBB+ and Baa1	1.125%	0.125%
Lower than BBB+ and Baa1	1.250%	0.250%

provided that if no rating is available on any date of determination from Moody’s and Standard & Poor’s or any other nationally recognized statistical rating organization designated by Altria and reasonably satisfactory to the Administrative Agent, the Applicable Interest Rate Margin shall be determined as if Altria’s long-term senior unsecured debt rating were lower than BBB+ and Baa1.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of an Advance.

“Asset Sale” means the sale, transfer, license, lease or other disposition of any property by any Person, including any sale and leaseback transaction and any sale of capital stock (other than any issuance by such Person of its own capital stock, but including an issuance of capital stock by a Subsidiary of such Person), but excluding:

(a) the sale, transfer, license, lease or other disposition (collectively, “Transfers”) of inventory, plants, equipment and other property (including cash and cash equivalents) in the ordinary course of business or specifically disclosed prior to the Effective Date in Altria’s or any of its Subsidiaries’ publicly-available filings with the Securities and Exchange Commission, and

(b) any Transfer that results in Net Cash Proceeds of less than $100,000,000 per Transfer or related or series of Transfers and that, together with all other Transfers during the same fiscal year excluded under this clause (b) results in Net Cash Proceeds of not greater than $250,000,000.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(i) the Prime Rate; and

(ii) 1/2 of one percent per annum above the NYFRB Rate; and

(iii) the LIBO Screen Rate for a one-month Interest Period.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.04(a)(i).

“Base Rate Interest” has the meaning specified in Section 2.04(a)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Class and Type made pursuant to Section 2.01.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any LIBO Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London.

“Capital Lease Obligations” has the meaning specified in clause (b) of the definition of the term “Debt” below.

“Capital Markets Financing Transaction” means the sale for cash or cash equivalents, in a public offering registered under the Securities Act of 1933, as amended, or an offering exempt from registration pursuant to Section 4(a)(2), Rule 144A or Regulation S thereunder, of capital stock issued by Altria or notes, debentures or other debt securities issued by or guaranteed by Altria having a maturity in excess of one year, offered in the domestic or foreign capital markets.

“Civil Asset Forfeiture Reform Act” means the Civil Asset Forfeiture Reform Act of 2000 (18 U.S.C. Sections 983 et seq.), as amended from time to time, and any successor statute.

“Class” (x) when used in connection with any Advance or Borrowing, refers to whether such Advance, or the Advances comprising such Borrowing, are Tranche I Advances or Tranche II Advances or (y) when used with respect to any Commitment, refers to whether such Commitment is a Tranche I Commitment or a Tranche II Commitment.

“Commitment” means, for each Lender, the sum of its Tranche I Commitment and its Tranche II Commitment.

“Consolidated EBITDA” means, for any accounting period, the consolidated net earnings (or loss) of Altria and its Subsidiaries plus, without duplication and to the extent included as a separate item on Altria’s consolidated statements of earnings or consolidated statements of cash flows in the case of clauses (a) through (e) for such period, the sum of (a) provision for income taxes, (b) interest and other debt expense, net, (c) depreciation expense, (d) amortization of intangibles, (e) any extraordinary, unusual or non-recurring expenses or losses or any similar expense or loss subtracted from “Gross profit” in the calculation of “Net earnings” and (f) the portion of loss included on Altria’s consolidated statements of earnings of any Person (other than a Subsidiary of Altria) in which Altria or any of its Subsidiaries has an ownership interest and any cash that is actually received by Altria or such Subsidiary from such Person in the form of dividends or similar distributions, and minus, without duplication, the sum of (x) to the extent included as a separate item on Altria’s consolidated statements of earnings for such period, any extraordinary, unusual or non-recurring income or gains or any similar income or gain added to “Gross profit” in the calculation of “Net earnings,” and (y) the portion of income included on Altria’s consolidated statements of earnings of any Person (other than a Subsidiary of Altria) in which Altria or any of its Subsidiaries has an ownership interest, except to the extent that any cash is actually received by Altria or such Subsidiary from such Person in the form of dividends or similar distributions, all as determined on a consolidated basis in accordance with accounting principles generally accepted in the United States for such period, except that if there has been a material change in an accounting principle as compared to that applied in the preparation of the financial statements of Altria and its Subsidiaries as at and for the year ended December 31, 2017, then such new accounting principle shall not be used in the determination of Consolidated EBITDA. A material change in an accounting principle is one that, in the year of its adoption, changes Consolidated EBITDA for any quarter in such year by more than 10%.

“Consolidated Interest Expense” means, for any accounting period, total interest expense of Altria and its Subsidiaries with respect to all outstanding Debt of Altria and its Subsidiaries during such period, all as determined on a consolidated basis for such period and in accordance with accounting principles generally accepted in the United States for such period, except that if there has been a material change in an accounting principle as compared to that applied in the preparation of the financial statements of Altria and its Subsidiaries as at and for the year ended December 31, 2017, then such new accounting principle shall not be used in the determination of Consolidated Interest Expense. A material change in an accounting principle is one that, in the year of its adoption, changes Consolidated Interest Expense for any quarter in such year by more than 10%.

“Consolidated Tangible Assets” means the total assets appearing on a consolidated balance sheet of Altria and its Subsidiaries, less goodwill and other intangible assets, the minority interests of other Persons in such Subsidiaries and non-recourse debt of Altria and its Subsidiaries, all as determined in accordance with accounting principles generally accepted in the United States, except that if there has been a material change in an accounting principle as compared to that applied in the preparation of the financial statements of Altria and its Subsidiaries as at and for the year ended December 31, 2017, then such new accounting principle shall not be used in the determination of Consolidated Tangible Assets. A material change in an accounting principle is one that, in the year of its adoption, changes Consolidated Tangible Assets at any quarter in such year by more than 10%.

“Controlled Substances Act” means the Controlled Substances Act (21 U.S.C. Sections 801 et seq.), as amended from time to time, and any successor statute.

“Convert,” “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.06 or 2.12.

“Cronos” means Cronos Group Inc., a corporation organized and existing under the laws of the Province of Ontario.

“Cronos Closing Date” means the date on which the Cronos Investment is consummated, with or without a Borrowing under the Tranche II Commitments.

“Cronos Investment” means the acquisition of 45% of the capital stock of Cronos by Altria Summit LLC pursuant to the Cronos Subscription Agreement.

“Cronos Material Adverse Effect” means “Material Adverse Effect” as defined in the Cronos Subscription Agreement.

“Cronos Subscription Agreement” means the subscription agreement by and among Cronos, Altria Summit LLC and Altria as in effect on December 7, 2018.

“Cronos Subscription Agreement Representations” means such of the representations made by Cronos in the Cronos Subscription Agreement as are material to the interests of the Lenders, but only to the extent that Altria (or an affiliate of Altria) has the right to terminate Altria’s (or Altria’s affiliate’s) obligations under the Cronos Subscription Agreement as a result of the breach of such representations in the Cronos Subscription Agreement.

“Debt” means, without duplication, (a) indebtedness for borrowed money or for the deferred purchase price of property or services, whether or not evidenced by bonds,

debentures, notes or similar instruments, (b) obligations as lessee under leases that, in accordance with accounting principles generally accepted in the United States, are recorded as capital leases under the FASB Accounting Standards Codification ® (“ASC”) Topic 840 or finance leases under ASC Topic 842 (“Capital Lease Obligations”), (c) obligations as an account party or applicant under letters of credit (other than trade letters of credit incurred in the ordinary course of business) to the extent such letters of credit are drawn and not reimbursed within five Business Days of such drawing, (d) the aggregate principal (or equivalent) amount of financing raised through outstanding securitization financings of accounts receivable, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss (including by way of (i) granting a security interest or other Lien on property or (ii) having a reimbursement obligation under or in respect of a letter of credit or similar arrangement (to the extent such letter of credit is not collateralized by assets (other than Operating Assets) having a fair value equal to the amount of such reimbursement obligation), in any case in respect of, indebtedness or obligations of any other Person of the kinds referred to in clause (a), (b), (c) or (d) above). For the avoidance of doubt, the following shall not constitute “Debt” for purposes of this Agreement: (A) any obligation that is fully non-recourse to Altria or any of its Subsidiaries, (B) intercompany debt of Altria or any of its Subsidiaries, (C) any appeal bond or other arrangement to secure a stay of execution on a judgment or order, provided that any such appeal bond or other arrangement issued by a third party in connection with such arrangement shall constitute Debt to the extent Altria or any of its Subsidiaries has a reimbursement obligation to such third party that is not collateralized by assets (other than Operating Assets) having a fair value equal to the amount of such reimbursement obligation, (D) unpaid judgments, or (E) defeased indebtedness.

“Debt Facility” shall mean any debt facility with a term exceeding 364 days entered into by Altria after the Effective Date in the commercial bank market, other than (a) the issuance of commercial paper or other short-term debt programs and (b) any domestic or foreign working capital facility. For the avoidance of doubt, any borrowings pursuant to the Revolving Credit Agreement or its replacement with an aggregate commitment amount not exceeding $3,000,000,000 shall not constitute a “Debt Facility” for purposes of this Agreement.

“Default” means any event specified in Section 6.01 that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means any Lender that has (a) failed to fund any portion of its Commitments within one Business Day of the date required to be funded by it hereunder, (b) notified Altria or the Administrative Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations either under this Agreement or generally under agreements in which it has committed to extend credit, (c) failed, within three Business Days after written request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of Altria (it being understood that the Administrative Agent shall comply with any such reasonable request)), to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Advances; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three

Business Days of the date when due, unless such amount is the subject of a good faith dispute, (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it or (f) has become the subject of a Bail-In Action. No Lender shall be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof.

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to Altria and the Administrative Agent.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (i) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $10,000,000,000; (ii) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development (or any successor) (“OECD”), or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country that is also a member of the OECD or the Cayman Islands; (iii) the central bank of any country that is a member of the OECD; (iv) a commercial finance company or finance Subsidiary of a corporation organized under the laws of the United States, or any State thereof, and having total assets in excess of $6,000,000,000; (v) an insurance company organized under the laws of the United States, or any State thereof, and having total assets in excess of $10,000,000,000; (vi) any Lender; (vii) an affiliate of any Lender; and (viii) any other bank, commercial finance company, insurance company or other Person approved in writing by Altria, which approval shall be notified to the Administrative Agent; provided, however, that the term “Eligible Assignee” shall not include a Defaulting Lender or an affiliate of a Defaulting Lender.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of Altria’s controlled group, or under common control with Altria, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”), or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of Altria or any of their ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by Altria or any of their ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions set forth in Section 430(k) of the Internal Revenue Code or Section 303(k) or 4068 of ERISA to the creation of a lien upon property or rights to property of Altria or any of their ERISA Affiliates for failure to make a required payment to a Plan are satisfied; (g) the failure to satisfy the minimum funding standards under Section 412 or 430 of the Internal Revenue Code or Section 302 or 303 of ERISA, whether or not waived; or (h) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to Altria and the Administrative Agent.

“Eurodollar Rate Reserve Percentage” for any Interest Period, for all LIBO Rate Advances comprising part of the same Borrowing, means, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBO Rate Advances is determined) having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Section 6.01.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as enacted as of the date hereof (without regard to the delayed effective date of such provisions) or any amended or successor version that is substantively comparable and, in each case, regulations promulgated thereunder or official interpretations thereof or any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended from time to time.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means the guarantee agreement issued by the Guarantor in favor of the Lenders, substantially in the form of Exhibit D hereto.

“Guarantor” means Philip Morris USA Inc., a Virginia corporation.

“Home Jurisdiction Withholding Taxes” means withholding for United States federal income taxes, United States federal back-up withholding taxes and United States withholding taxes.

“Interest Period” means, for each LIBO Rate Advance comprising part of the same Borrowing, the period commencing on the date of such LIBO Rate Advance or the date of Conversion of any Base Rate Advance into such LIBO Rate Advance or the last day of the preceding Interest Period applicable to such Advance and ending on the last day of the period selected by Altria pursuant to the provisions below. The duration of each such Interest Period shall be one week, one, two, three or six months, or, if available to all Lenders, twelve months, as Altria may select upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period; provided, however, that:

(a) Altria may not select any Interest Period that ends after the Maturity Date;

(b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and

(c) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“JUUL” means JUUL Labs, Inc., a Delaware corporation.

“JUUL Investment” means the acquisition of 35% of JUUL’s outstanding capital stock (disregarding vested and unvested convertible securities) by Altria Enterprises LLC pursuant to the JUUL Purchase Agreement.

“JUUL Purchase Agreement” means the Class C-1 Common Stock Purchase Agreement dated as of the Effective Date by and among JUUL, Altria and Altria Enterprises LLC, a Virginia limited liability company, as in effect on the Effective Date.

“Lenders” means the Initial Lenders and their respective successors and permitted assignees.

“LIBO Rate” means, with respect to any LIBO Rate Advance for any Interest Period, the LIBO Screen Rate at approximately 11:00 A.M. (London time), two Business Days prior to the commencement of such Interest Period.

“LIBO Rate Advance” means an Advance that bears interest as provided in Section 2.04(a)(ii).

“LIBO Rate Interest” has the meaning specified in Section 2.04(a)(ii).

“LIBO Screen Rate” means, for any day and time, with respect to any LIBO Rate Advance for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period, displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” has the meaning specified in Section 5.02(a)(i).

“Major Subsidiary” means any Subsidiary (a) more than 50% of the voting securities of which is owned directly or indirectly by Altria, (b) which is organized and existing under, or has its principal place of business in, the United States or any political subdivision thereof, Canada or any political subdivision thereof, any country which is a member of the European Union on the date hereof (other than Greece, Portugal or Spain) or any political subdivision thereof, or Switzerland, Norway or Australia or any of their respective political subdivisions, and (c) which has at any time total assets (after intercompany eliminations) exceeding $1,000,000,000.

“Margin Stock” means margin stock, as such term is defined in Regulation U.

“Maturity Date” means December 19, 2019.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Altria or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Altria or any ERISA Affiliate and at least one Person other than Altria and the ERISA Affiliates or (b) was so maintained and in respect of which Altria or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale (i) all cash proceeds actually paid to or actually received by Altria or one or more of its wholly-owned Subsidiaries (or other Subsidiaries to the extent that Altria has the ability to compel the distribution or transfer of such cash proceeds from such Subsidiary to Altria or one of Altria’s wholly-owned Subsidiaries), in each case, from a Person other than Altria or one of its Subsidiaries in respect of such Asset Sale

(including any cash proceeds received as income or other proceeds from any non-cash proceeds of any Asset Sale as and when received),

less, without duplication and only to the extent not already deducted in arriving at the amount referred to in clause (i) above, (ii) the sum of

(A) the amount, if any, of all taxes (other than income taxes) and all income taxes (as estimated in good faith by a senior financial or senior accounting officer of Altria giving effect to the overall tax position of Altria and its Subsidiaries), and customary fees, brokerage fees, commissions, costs and other expenses, that are incurred in connection with such Asset Sale and are payable by Altria or one or more of its Subsidiaries,

(B) appropriate amounts that must be set aside as a reserve in accordance with accounting principles generally accepted in the United States of America against any liabilities reasonably estimated to be payable and associated with such Asset Sale, and

(C) any payments to be made by Altria or one or more of its Subsidiaries as agreed between Altria or such Subsidiaries, as applicable, and the purchaser of any assets subject to an Asset Sale in connection therewith, and

(b) with respect to any Capital Markets Financing Transaction, all cash proceeds received by Altria or one or more of its wholly-owned Subsidiaries (or other Subsidiaries to the extent that Altria has the ability to compel the distribution or transfer of such cash proceeds from such Subsidiary to Altria or one of Altria’s wholly-owned Subsidiaries) from a Person other than Altria or one of its Subsidiaries in respect of such Capital Markets Financing Transaction (including cash proceeds as and when subsequently received at any time in respect of such Capital Markets Financing Transaction from noncash consideration initially received or otherwise), less underwriting discounts and commissions or placement fees, investment banking fees, legal fees, consulting fees, accounting fees and other customary fees and expenses directly incurred by Altria or one or more of its wholly-owned Subsidiaries, as applicable, in connection therewith.

“Note” means a promissory note of Altria payable to the order of any Lender, delivered pursuant to a request made under Section 2.17 in substantially the form of Exhibit A-1 or Exhibit A-2 hereto, as applicable, evidencing the aggregate indebtedness of Altria to such Lender resulting from the Advances made by such Lender to Altria.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if neither of such rates is published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 A.M. (New York City time) on such day received by the Administrative Agent, from a federal funds broker of recognized standing selected by it.

“Operating Assets” means, for any accounting period, any assets included in the consolidated balance sheet of Altria and its Subsidiaries as “Inventories,” or “Property, plant and equipment” or “Receivables” for such period.

“Other Taxes” has the meaning specified in Section 2.14(b).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight LIBO rate borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate); provided, that if the Overnight Bank Funding Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Patriot Act” has the meaning specified in Section 8.13.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Register” has the meaning specified in Section 8.07(d).

“Regulation A” means Regulation A of the Board, as in effect from time to time.

“Regulation U” means Regulation U of the Board, as in effect from time to time.

“Required Lenders” means at any time Lenders owed at least 50.1% of the then aggregate unpaid principal amount of the Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least 50.1% of the Commitments.

“Required Tranche I Lenders” means at any time Lenders owed at least 50.1% of the then aggregate unpaid principal amount of the Tranche I Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least 50.1% of the Tranche I Commitments.

“Required Tranche II Lenders” means at any time Lenders owed at least 50.1% of the then aggregate unpaid principal amount of the Tranche II Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least 50.1% of the Tranche II Commitments.

“Revolving Credit Agreement” means that Credit Agreement, dated as of August 1, 2018, among Altria, the lenders and agents party thereto, and JPMCB, as administrative agent.

“Sanctioned Country” means, at any time, a country, region or territory that is itself the subject or target of any Sanctions (at the Effective Date, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, to the extent such Person is subject to Sanctions, or (c) any Person controlled or more than 50% owned by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of Altria or any ERISA Affiliate and no Person other than Altria and the ERISA Affiliates or (b) was so maintained and in respect of which Altria or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Specified Representations” means the representations and warranties set forth in Section 4.01(a), Section 4.01(b)(other than with respect to any contractual restriction binding on or affecting Altria), Section 4.01(d), Section 4.01(g) and the last sentence of Section 4.01(h).

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its ratings agency business.

“Subsidiary” of any Person means any corporation or limited liability company of which (or in which) more than 50% of the outstanding equity interests having voting power to elect a majority of the Board of Directors of such entity (irrespective of whether at the time equity interests of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” has the meaning specified in Section 2.14.

“Term Loan Fee Letter” means the fee letter by and between Altria and JPMCB dated the date hereof.

“Tranche I Advance” means an Advance made pursuant to Section 2.01(a).

“Tranche I Commitment” means as to any Lender (i) the Dollar amount set forth under the heading “Tranche I Commitment” opposite such Lender’s name on Schedule I hereto or (ii) if such Lender has entered into an Assignment and Acceptance, the Dollar amount set forth for such Lender under the heading “Tranche I Commitment” in the Register maintained by the Administrative Agent pursuant to Section 8.07(d), in each case as such amount may be reduced pursuant to Section 2.01, 2.09 or 2.10.

“Tranche I Exposure” means, with respect to any Lender at any time, an amount equal to (a) until the Effective Date, the aggregate amount of such Lender’s Tranche I Commitments at such time and (b) thereafter, the sum of the aggregate then unpaid principal amount of such Lender’s Tranche I Advances.

“Tranche II Advance” means an Advance made pursuant to Section 2.01(b).

“Tranche II Closing Date” means the first date on which all conditions precedent set forth in Section 3.02 with respect to a Borrowing pursuant to Section 2.01(b) are satisfied or waived in accordance with Section 8.01.

“Tranche II Commitment” means as to any Lender (i) the Dollar amount set forth under the heading “Tranche II Commitment” opposite such Lender’s name on Schedule I hereto or (ii) if such Lender has entered into an Assignment and Acceptance, the Dollar amount set forth for such Lender under the heading “Tranche II Commitment” in the Register maintained by the Administrative Agent pursuant to Section 8.07(d), in each case as such amount may be reduced pursuant to Section 2.01, 2.09 or 2.10.

“Tranche II Commitment Availability Period” means the period from and including the Effective Date to the earliest of (a) the Outside Date (as defined in the Cronos Subscription Agreement) and (b) the date of termination of the Commitment of each Lender to make Advances pursuant to Section 2.09 or 6.02.

“Tranche II Commitment Termination Date” means the earliest of (a) the Outside Date (as defined in the Cronos Subscription Agreement) and (b) the date of termination of the Commitment of each Lender to make Advances pursuant to Section 2.09 or 6.02.

“Tranche II Exposure” means, with respect to any Lender at any time, an amount equal to (a) until the Tranche II Closing Date, the aggregate amount of such Lender’s Tranche II Commitments at such time and (b) thereafter, the sum of the aggregate then unpaid principal amount of such Lender’s Tranche II Advances.

“Withholding Agent” means Altria, the Guarantor and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Section 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with accounting principles generally accepted in the United States of America, except that if there has been a material change in an accounting principle affecting the definition of an accounting term as compared to that applied in the preparation of the financial statements of Altria as of and for the year ended December 31, 2017, then such new accounting principle shall not be used in the determination of the amount associated with that accounting term. A material change in an accounting principle is one that, in the year of its adoption, changes the amount associated with the relevant accounting term for any quarter in such year by more than 10%. For the avoidance of doubt, any obligations relating to a lease accounted for by Altria as an operating lease under ASC Topic 840 or under ASC Topic 842 shall be accounted for as an operating lease and not a Capital Lease Obligation.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01 Obligation to Make Advances. (a) Each Lender with a Tranche I Commitment severally agrees, on the terms and conditions hereinafter set forth, to make Advances in Dollars to Altria on the Effective Date, in an aggregate amount not to exceed at any time outstanding such Lender’s Tranche I Commitment. Each Borrowing made pursuant to this Section 2.01(a) shall consist of Tranche I Advances made simultaneously by the Lenders ratably according to their respective Tranche I Commitments. Tranche I Advances made pursuant to this Section 2.01(a) that are repaid or prepaid may not be reborrowed. Upon the making of any Tranche I Advance by a Lender, such Lender’s Tranche I Commitment shall be permanently reduced by an amount equal to such Tranche I Advance and any Tranche I Commitment not drawn on the Effective Date shall terminate.

(b) Each Lender with a Tranche II Commitment severally agrees, on the terms and conditions hereinafter set forth, to make Advances in Dollars to Altria on the Tranche II Closing Date, provided such date is a Business Day during the Tranche II Commitment Availability Period, in an aggregate amount not to exceed at any time outstanding such Lender’s Tranche II Commitment. Each Borrowing made pursuant to this Section 2.01(b) shall consist of Tranche II Advances made simultaneously by the Lenders ratably according to their respective Tranche II Commitments. Tranche II Advances made pursuant to this Section 2.01(b) that are repaid or prepaid may not be reborrowed. Upon the making of any Tranche II Advance by a Lender, such Lender’s Tranche II Commitment shall be permanently reduced by an amount equal to such Tranche II Advance and any Tranche II Commitment not drawn on the Tranche II Closing Date shall terminate.

(c) Each Advance shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $50,000,000.

Section 2.02 Making the Advances. (a) Notice of Borrowing. Each Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of LIBO Rate Advances unless otherwise agreed by the Administrative Agent, or (y) 9:00 A.M. (New York City time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by Altria to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or e-mail. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, by telecopier or e-mail in substantially the form of Exhibit B hereto, specifying therein the requested:

(i) date of such Borrowing,

(ii) Class and Type of Advances comprising such Borrowing,

(iii) aggregate amount of such Borrowing, and

(iv) in the case of a Borrowing consisting of LIBO Rate Advances, the initial Interest Period for each such Advance. Notwithstanding anything herein to the contrary, Altria may not select LIBO Rate Advances for any Borrowing if the obligation of the Lenders to make LIBO Rate Advances shall then be suspended pursuant to Section 2.12.

(b) Funding Advances. Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent, at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After receipt of such funds by the Administrative Agent, and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to Altria at the address of the Administrative Agent referred to in Section 8.02.

(c) Irrevocable Notice. Each Notice of Borrowing of Altria shall be irrevocable and binding on Altria. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of LIBO Rate Advances, Altria shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Lender’s Ratable Portion. Unless the Administrative Agent shall have received notice from a Lender prior to 11:00 A.M. (New York City time) on the day of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(b) and the Administrative Agent may, in reliance upon such assumption, make available to Altria on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent such Lender and Altria severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Altria until the date such amount is repaid to the Administrative Agent, at:

(i) in the case of Altria, the higher of (A) the interest rate applicable at the time to Advances comprising such Borrowing and (B) the cost of funds incurred by the Administrative Agent in respect of such amount, and

(ii) in the case of such Lender, the Federal Funds Effective Rate.

If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e) Independent Lender Obligations. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

Section 2.03 Repayment of Advances. Altria shall repay to the Administrative Agent for the ratable account of the Lenders that have made Advances on the Maturity Date the unpaid principal amount of the Advances then outstanding.

Section 2.04 Interest on Advances. (a) Scheduled Interest. Altria shall pay interest on the unpaid principal amount of each Advance owing by Altria to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Interest Rate Margin (the sum of (x) and (y), the “Base Rate Interest”) payable in arrears monthly on the 20th day of each month and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) LIBO Rate Advances. During such periods as such Advance is a LIBO Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the LIBO Rate for such Interest Period for such Advance plus (y) the Applicable Interest Rate Margin (the sum of (x) and (y), the “LIBO Rate Interest”), payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period, and on the date such LIBO Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, Altria shall pay interest on the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in Section 2.04(a)(i) or 2.04(a)(ii), at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Advance.

Section 2.05 Additional Interest on LIBO Rate Advances. Altria shall pay to each Lender, so long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each LIBO Rate Advance of such Lender to Altria, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBO Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such LIBO Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to Altria through the Administrative Agent.

Section 2.06 Conversion of Advances. (a) Conversion Upon Absence of Interest Period. If Altria shall fail to select the duration of any Interest Period for any LIBO Rate Advances in accordance with the provisions contained in the definition of the term “Interest Period,” the Administrative Agent will forthwith so notify Altria and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(b) Conversion Upon Event of Default. Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), the Administrative Agent or the Required Lenders may elect that (i) each LIBO Rate Advance be, on the last day of the then existing Interest Period therefor, Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, LIBO Rate Advances be suspended.

(c) Voluntary Conversion. Subject to the provisions of Section 2.12, Altria may convert all such Advances of one Type constituting the same Borrowing into Advances of the other Type on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion; provided, however, that the Conversion of a LIBO Rate Advance into a Base Rate Advance may be made on, and only on, the last day of an Interest Period for such LIBO Rate Advance. Each such notice of a Conversion shall, within the restrictions specified above, specify:

(i) the date of such Conversion;

(ii) the Advances to be Converted; and

(iii) if such Conversion is into LIBO Rate Advances, the duration of the Interest Period for each such Advance.

Section 2.07 Fees. (a) Commitment Fee. Altria agrees to pay to the Administrative Agent for the account of each Lender a commitment fee on the aggregate undrawn amount of such Lender’s Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Tranche II Commitment Termination Date at the Applicable Commitment Fee Rate, in each case payable on the last day of each March, June, September and December until the Tranche II Commitment Termination Date and on the Tranche II Commitment Termination Date.

(b) Duration Fee. Altria agrees to pay, on the date that is 180 days after the date hereof, to the Administrative Agent for the ratable account of each Lender a duration fee of 0.125% on the amount of such Lender’s outstanding Advances on such date.

(c) Other Fees. Altria agrees to pay all fees required to be paid by it in connection with this Agreement as separately agreed in writing by Altria, the Administrative Agent and/or any Lender at the times set forth therein.

Section 2.08 Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a LIBO Rate Advance:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate (including because the LIBO Screen Rate is not available or published on a current basis), for U.S. Dollars and such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for U.S. Dollars and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Advances (or its Advance) included in such Borrowing for U.S. Dollars during such Interest Period;

then the Administrative Agent shall give notice thereof to Altria and the Lenders in writing by telecopier or e-mail as promptly as practicable thereafter and, until the Administrative Agent notifies Altria and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any notice delivered pursuant to Section 2.06 that requests the Conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Rate Advance shall be ineffective and (B) if any Notice of Borrowing requests a LIBO Rate Advance, such Borrowing shall be made as a Base Rate Advance.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error), and notifies Altria of such determination, that (i) the circumstances set forth in Section 2.08(a) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 2.08(a) have not arisen but either (A) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (B) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (C) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (D) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and Altria shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a change to the Applicable Interest Rate Margin); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 8.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.08(b), only to the extent the LIBO Screen Rate for U.S. Dollars and such Interest Period is not available or published at such time on a current basis), (x) any notice delivered pursuant to Section 2.06 that requests the Conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Rate Advance shall be ineffective and (y) if any Notice of Borrowing requests a LIBO Rate Advance, such Borrowing shall be made as a Base Rate Advance.

Section 2.09 Optional Termination or Reduction of the Commitments; Optional Prepayments.

(a) Optional Termination or Reduction of the Commitments. Altria shall have the right, upon at least three Business Days’ notice to the Administrative Agent to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided that each partial reduction shall be in the aggregate amount of no less than $50,000,000 or the remaining balance if less than $50,000,000.

(b) Optional Prepayments of Advances. Altria may, in the case of any LIBO Rate Advance of any Class, upon at least three Business Days’ notice to the Administrative Agent or, in the case of any Base Rate Advance, upon notice given to the Administrative Agent not later than 9:00 A.M. (New York City time) on the date of the proposed prepayment, in each case stating the proposed prepayment date, the Class or Classes of Advances to be prepaid and aggregate principal amount of the prepayment, and if such notice is given Altria shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of no less than $50,000,000 or the remaining balance if less than $50,000,000 and (y) in the event of any such prepayment of a LIBO Rate Advance, Altria shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(b). Each prepayment shall be applied to the Tranche I Advances and/or the Tranche II Advances as Altria shall direct.

Section 2.10 Mandatory Reduction of the Commitments; Mandatory Prepayment of Advances.

(a) In the event that there shall be a Capital Markets Financing Transaction, Asset Sale or borrowing under a Debt Facility, any outstanding Commitments shall be automatically reduced and Altria shall prepay any outstanding Advances (i) in an aggregate amount, with respect to a Capital Markets Financing Transaction or Asset Sale, equal to 100% of the Net Cash Proceeds, rounded to the nearest million (with $500,000 being rounded upward), of such Capital Markets Financing Transaction or Asset Sale or (ii) in the aggregate amount of such Debt Facility borrowing, (x) in the case of LIBO Rate Advances, on the last day of the current Interest Period for such Advances (but in any event, no more than 60 days after the receipt by Altria or one of its Subsidiaries of such Net Cash Proceeds or Debt Facility borrowing) and (y) in the case of Base Rate Advances, on the third Business Day following receipt by Altria or one of its Subsidiaries of such Net Cash Proceeds or Debt Facility borrowing. Amounts to be applied in connection with the reduction of Commitments and/or prepayments of Advances in accordance with this Section 2.10 shall be applied ratably among outstanding Tranche I Exposures and Tranche II Exposures.

(b) Prepayments under this Section 2.10 shall be allocated first to Base Rate Advances, ratably; and any excess amount shall then be allocated to LIBO Rate Advances, in such manner as Altria shall determine.

(c) Each prepayment made pursuant to this Section 2.10 shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a LIBO Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts that Altria shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 8.04(b).

(d) Altria shall notify the Administrative Agent within three Business Days of any receipt by Altria or one of its Subsidiaries of such Net Cash Proceeds or Debt Facility borrowing.

Section 2.11 Increased Costs. (a) Costs from Change in Law or Authorities. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements to the extent such change is included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to (x) any Lender of agreeing to make or making, funding or maintaining LIBO Rate Advances or (y) the Administrative Agent or any Lender with respect to any Advance as a result of any taxes (except that in no event shall any amount be payable pursuant to this Section 2.11 in respect of (A) taxes excluded from the definition of Taxes pursuant to Section 2.14, (B) Taxes and Other Taxes as to which Section 2.14 applies, and (C) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such

Lender is organized or has its Applicable Lending Office or any political subdivision thereof) on such Administrative Agent’s or Lender’s loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, then Altria shall from time to time, upon demand by such Lender or the Administrative Agent (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent, for the account of such Lender or Administrative Agent, additional amounts sufficient to compensate such Lender or Administrative Agent for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to Altria and the Administrative Agent by such Lender or Administrative Agent, shall be conclusive and binding for all purposes, absent manifest error.

(b) Reduction in Lender’s Rate of Return. In the event that, after the date hereof, the implementation of or any change in any law or regulation, or any guideline or directive (whether or not having the force of law) or the interpretation or administration thereof by any central bank or other authority charged with the administration thereof, imposes, modifies or deems applicable any capital adequacy, liquidity or similar requirement (including, without limitation, a request or requirement which affects the manner in which any Lender allocates capital resources to its commitments, including its obligations hereunder) and as a result thereof, in the sole opinion of such Lender, the rate of return on such Lender’s capital as a consequence of its obligations hereunder is reduced to a level below that which such Lender could have achieved but for such circumstances, but reduced to the extent that Borrowings are outstanding from time to time, then in each such case, upon demand from time to time Altria shall pay to such Lender such additional amount or amounts as shall compensate such Lender for such reduction in rate of return; provided that, in the case of each Lender, such additional amount or amounts shall not exceed 0.15 of 1% per annum of such Lender’s Commitment. A certificate of such Lender as to any such additional amount or amounts shall be conclusive and binding for all purposes, absent manifest error. Except as provided below, in determining any such amount or amounts each Lender may use any reasonable averaging and attribution methods. Notwithstanding the foregoing, each Lender shall take all reasonable actions to avoid the imposition of, or reduce the amounts of, such increased costs, provided that such actions, in the reasonable judgment of such Lender, will not be otherwise disadvantageous to such Lender, and, to the extent possible, each Lender will calculate such increased costs based upon the capital requirements for its Commitment hereunder and not upon the average or general capital requirements imposed upon such Lender.

Section 2.12 Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in, or in the interpretation of, any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make LIBO Rate Advances or to fund or maintain LIBO Rate Advances, (i) each LIBO Rate Advance will automatically, upon such demand, be Converted into a Base Rate Advance or an Advance that bears interest at the rate set forth in Section 2.04(a)(i), as the case may be, and (ii) the obligation of the Lenders to make LIBO Rate

Advances or to Convert Base Rate Advances into LIBO Rate Advances shall be suspended, in each case, until the Administrative Agent shall notify Altria and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make LIBO Rate Advances or to continue to fund or maintain LIBO Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

Section 2.13 Payments and Computations. (a) Time and Distribution of Payments. Altria shall make each payment hereunder, without set-off or counterclaim, not later than 11:00 A.M. (New York City time) on the day when due to the Administrative Agent at the Administrative Agent’s Account in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 8.04(b)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. From and after the effective date of an Assignment and Acceptance pursuant to Section 8.07, the Administrative Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) Computation of Interest and Fees. All computations of interest on Base Rate Advances shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be. All computations of interest on LIBO Rate Advances and of commitment fees shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.05 shall be made by a Lender, on the basis of a year of 360 days. Each determination by the Administrative Agent (or, in the case of Section 2.05 by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Payment Due Dates. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(d) Presumption of Payment by Altria. Unless the Administrative Agent receives notice from Altria prior to the date on which any payment is due to the Lenders hereunder that Altria will not make such payment in full, the Administrative Agent may assume that Altria has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Altria has not made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent at the Federal Funds Effective Rate.

Section 2.14 Taxes. (a) Any and all payments by or on account of Altria shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Lender and the Administrative Agent, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be), is organized or any political subdivision thereof, (ii) in the case of each Lender, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, (iii) in the case of each Lender and the Administrative Agent, taxes imposed on its net income and franchise taxes imposed on it, and any tax imposed by means of withholding, in each case to the extent such tax is imposed solely as a result of a present or former connection (other than connections arising from the execution, delivery and performance of this Agreement, a Note or a Guarantee, receipt of payments or receipt or perfection of a security interest under this Agreement, a Note or a Guarantee, or engaging of any other transaction pursuant to or to enforce this Agreement, a Note or the Guarantee) between the Lender or the Administrative Agent, as the case may be, and the taxing jurisdiction, (iv) in the case of each Lender and the Administrative Agent, taxes imposed by the United States by means of withholding tax if and to the extent that such taxes shall be in effect and shall be applicable on the date hereof to payments to be made to such Lender’s Applicable Lending Office or to the Administrative Agent and (v) in the case of each Lender and the Administrative Agent, any withholding taxes imposed pursuant to FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder being hereinafter referred to as “Taxes”). If any Withholding Agent shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Withholding Agent shall make such deductions and (iii) such Withholding Agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, Altria shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).

(c) Altria shall indemnify each Lender and the Administrative Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender or the Administrative Agent (as the case may be), and any liability

(including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Each Lender shall severally indemnify the Administrative Agent for any taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes, levies, imposts, deductions, charges, withholdings or liabilities were correctly or legally imposed or asserted by the relevant Governmental Authority. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, Altria shall furnish to the Administrative Agent at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment. If Altria determines that no Taxes are payable in respect of a payment made pursuant to this Agreement, Altria shall, at the request of the Administrative Agent, furnish the Administrative Agent and each Lender an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is exempt from Taxes.

(e) Each Lender and the Administrative Agent, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and the Administrative Agent and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, shall provide each of the Administrative Agent and Altria with any form or certificate that is required by any taxing authority (including, if applicable, two original Internal Revenue Service Forms W-9, W-8BEN, W-8BEN-E or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service), certifying, if applicable, that such Lender or Administrative Agent is exempt from or entitled to a reduced rate of Home Jurisdiction Withholding Taxes on payments pursuant to this Agreement. Thereafter, each such Lender or Administrative Agent shall provide such additional forms or certificates (i) to the extent a form or certificate previously provided has become inaccurate or invalid or has otherwise ceased to be effective or (ii) as reasonably requested in writing by Altria or the Administrative Agent. Unless Altria and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to Home Jurisdiction Withholding Taxes or are subject to Home Jurisdiction Withholding Taxes at a rate reduced by an applicable tax treaty, Altria or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender or the Administrative Agent.

(f) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to select or change the jurisdiction of its Applicable Lending Office if the making of such a selection or change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise economically disadvantageous to such Lender.

(g) No additional amounts will be payable pursuant to this Section 2.14 with respect to (i) any Home Jurisdiction Withholding Taxes that would not have been payable had the Lender provided the relevant forms or other documents pursuant to Section 2.14(e); or (ii) in the case of an Assignment and Acceptance by a Lender to an Eligible Assignee, any Home Jurisdiction Withholding Taxes that exceed the amount of such Home Jurisdiction Withholding Taxes that are imposed prior to such Assignment and Acceptance, unless such Assignment and Acceptance resulted from the demand of Altria.

(h) If any Lender or the Administrative Agent, as the case may be, obtains a refund of any Tax for which payment has been made pursuant to this Section 2.14, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is allocable to such payment made under this Section 2.14, the amount of such refund (together with any interest actually received thereon from the relevant Governmental Authority and reduced by reasonable costs incurred in obtaining such refund (including taxes)) promptly shall be paid to Altria. Altria, upon the request of such Lender or Administrative Agent, shall repay to such Lender or Administrative Agent the amount paid over pursuant to this paragraph (h) in the event that such Lender or Administrative Agent is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will any Lender or Administrative Agent be required to pay any amount to Altria pursuant to this paragraph (h) if the payment of which would place such Lender or Administrative Agent in a less favorable net after-tax position than the Lender or Administrative Agent would have been in if the Tax subject to indemnification and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (h) shall not be construed to require any party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.

Section 2.15 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.11, 2.14 or 8.04(b)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Altria agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Altria in the amount of such participation.

Section 2.16 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, the Administrative Agent shall deliver written notice to such effect, upon the Administrative Agent’s obtaining knowledge of such event, to Altria and such Defaulting Lender, and the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the undrawn portion of the Commitment of such Defaulting Lender pursuant to Section 2.07(a).

(b) the Commitments of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.01); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender.

(c) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.15) shall, in lieu of being distributed to such Defaulting Lender, subject to any applicable requirements of law, be applied (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, and (iii) third, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

In the event that the Administrative Agent and Altria each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender or upon receipt by the Administrative Agent of the confirmation referred to in clause (c) of the definition of “Defaulting Lender”, as applicable, then on such date such Lender shall purchase at par such portion of the Advances of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Advances ratably in accordance with its respective Commitment.

Section 2.17 Evidence of Debt. (a) Lender Records; Notes. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Altria to such Lender resulting from each Advance owing to such Lender from time to time, including the Class and Type thereof and the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. Altria shall, upon notice by any Lender to Altria (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

(b) Record of Borrowings, Payables and Payments. The Register maintained by the Administrative Agent pursuant to Section 8.07(d) shall include a control account and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded as follows:

(i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto;

(ii) the terms of each Assignment and Acceptance delivered to and accepted by it;

(iii) the amount of any principal or interest due and payable or to become due and payable from Altria to each Lender hereunder; and

(iv) the amount of any sum received by the Administrative Agent from Altria and each Lender’s share thereof.

(c) Evidence of Payment Obligations. Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.17(b), and by each Lender in its account or accounts pursuant to Section 2.17(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from Altria to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of Altria under this Agreement.

Section 2.18 Use of Proceeds. The proceeds of the Tranche I Advances shall be available (and Altria agrees that it shall use such proceeds) for the financing of the JUUL Investment and the proceeds of the Tranche II Advances shall be available (and Altria agrees that it shall use such proceeds) for the financing of the Cronos Investment.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

Section 3.01 Conditions Precedent to Effectiveness. This Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a) Altria shall have notified each Lender and the Administrative Agent in writing as to the proposed Effective Date.

(b) Prior to or simultaneously with the Effective Date, Altria shall have paid all fees due and payable under that certain Fee Letter, dated as of December 7, 2018, between Altria and JPMCB, and all commitments under that certain Bridge Loan Facility Commitment Letter, dated as of December 7, 2018, between Altria and JPMCB shall have been, or shall substantially contemporaneously be, terminated. Altria shall have also paid all fees required to be paid on or before the Effective Date pursuant to the Term Loan Fee Letter.

(c) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent:

(i) Certified copies of the resolutions of the Board of Directors of Altria approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(ii) A certificate of the Secretary or an Assistant Secretary of Altria certifying the names and true signatures of the officers of Altria authorized to sign this Agreement and the other documents to be delivered hereunder.

(iii) Favorable opinions of counsel (which may be in-house counsel) for Altria, substantially in the form of Exhibits E-1 and E-2 hereto.

(iv) An executed Guarantee.

(v) Certified copies of the resolutions of the Board of Directors of the Guarantor approving the Guarantee, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Guarantee.

(vi) A certificate of the Secretary or an Assistant Secretary of the Guarantor certifying the names and true signatures of the officers of the Guarantor authorized to sign the Guarantee and the other documents to be delivered in connection therewith.

(vii) Favorable opinion of counsel (which may be in-house counsel) for Guarantor, substantially in the form of Exhibit E-3 hereto.

(viii) A favorable opinion of Simpson Thacher & Bartlett LLP, counsel for the Administrative Agent, substantially in the form of Exhibit F hereto.

(d) This Agreement shall have been executed by Altria and the Administrative Agent, and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed this Agreement.

(e) (i) The Administrative Agent shall have received, at least five days prior to the Effective Date, all documentation and other information regarding Altria reasonably requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of Altria at least 10 days prior to the Effective Date and (ii) to the extent Altria qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230, at least five days prior to the Effective Date, any Lender that has reasonably requested, in a written notice to Altria at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to Altria shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by the Administrative Agent or any such Lender of its signature page to this Agreement, the respective condition set forth in this Section 3.01(e) shall be deemed to be satisfied).

The Administrative Agent shall notify Altria and the Initial Lenders of the date that is the Effective Date upon satisfaction of all of the conditions precedent set forth in this Section 3.01. For purposes of determining compliance with the conditions specified in this Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that Altria, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto.

Section 3.02 Conditions Precedent to Borrowing. (a) The obligation of each Lender to make an Advance on the occasion of each Borrowing is subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing the following statements shall be true, and the acceptance by Altria of the proceeds of such Borrowing shall be a representation by Altria, as the case may be, that:

(i) the Specified Representations shall be true and correct in all material respects (except that any such representation and warranty that is qualified as to “materiality” or “material adverse effect” shall be true and correct in all respects) on and as of the date of such Borrowing and the Administrative Agent shall have received a certificate from an officer of Altria certifying the same; and

(ii) the Lenders shall have received (i) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Altria for the last three full fiscal years ended at least 60 days prior to the Effective Date and (ii) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Altria for each subsequent fiscal quarterly interim period or periods ended at least 40 days prior to the Effective Date (other than the fourth fiscal quarter of any fiscal year), together with unaudited consolidated financial statements for the corresponding period(s) of the prior fiscal year (it being understood that, with respect to such financial information for each such fiscal year and subsequent interim period, such condition shall be deemed satisfied through the filing by Altria of its Annual Report on Form 10-K or Quarterly Report on Form 10-Q with respect to such fiscal year or interim period), which are prepared in accordance with accounting principles generally accepted in the United States of America and meet the requirements of Regulation S-X and all other accounting rules and regulations of the Securities and Exchange Commission promulgated thereunder applicable to registration statements on Form S-3;

(b) With respect to a Borrowing pursuant to Section 2.01(a) only, the obligation of each Lender to make a Tranche I Advance is subject to the additional condition precedent that on the Effective Date the following statement shall be true, and the acceptance by Altria of the proceeds of such Borrowing shall be a representation by Altria, that the JUUL Investment shall have been (or, substantially concurrently with the making of the Tranche I Advances comprising such Borrowing shall be) consummated in all material respects in accordance with the terms of the JUUL Purchase Agreement;

(c) With respect to a Borrowing pursuant to Section 2.01(b) only, the obligation of each Lender to make a Tranche II Advance is subject to the additional condition precedent that on the date of such Borrowing the following statement shall be true, and the acceptance by Altria of the proceeds of such Borrowing shall be a representation by Altria, that (i) the Cronos Subscription Agreement Representations shall be true and correct in all material respects (except that any such representation and warranty that is qualified as to “materiality” or

“material adverse effect” shall be true and correct in all respects) on the Tranche II Closing Date; (ii) the Cronos Investment shall have been (or, substantially concurrently with the making of the Tranche II Advances comprising such Borrowing shall be) consummated in all material respects in accordance with the terms of the Cronos Subscription Agreement; (iii) the Cronos Subscription Agreement shall not have been amended or modified in any respect, or any provision or condition therein waived, or any consent granted thereunder (directly or indirectly), by Altria or any of its Subsidiaries, if such amendment, modification, waiver or consent would be material and adverse to the interests of the Lenders (in their capacities as such) without the Administrative Agent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), it being understood and agreed that any reduction, when taken together with all prior reductions, of less than 10% in the original merger consideration for the Cronos Investment will be deemed not to be material or adverse to interests of the Lenders, provided that the aggregate principal amount of Tranche II Commitments shall have been reduced on a dollar-for-dollar basis and (iv) since the date of the Cronos Subscription Agreement, there shall not have occurred any Effect (as defined in the Cronos Subscription Agreement) that has had or would reasonably be expected to result in a Cronos Material Adverse Effect and that remains in effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of Altria. Altria represents and warrants as follows:

(a) It is a corporation duly organized, validly existing and in good standing under the laws of Virginia.

(b) The execution, delivery and performance of this Agreement and the Notes to be delivered by it are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) its charter or by-laws or (ii) in any material respect, any law, rule, regulation or order of any court or governmental agency or any contractual restriction binding on or affecting it, including, without limitation, the Revolving Credit Agreement or any other Debt instrument to which Altria is a party with an outstanding aggregate principal amount of at least $100,000,000.

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by it of this Agreement or the Notes to be delivered by it.

(d) This Agreement is, and each of the Notes to be delivered by it when delivered hereunder will be, a legal, valid and binding obligation of Altria enforceable against Altria in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(e) As reported in Altria’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, the unaudited condensed consolidated balance sheet of Altria and its Subsidiaries as of September 30, 2018 and the unaudited condensed consolidated statement of earnings of Altria and its Subsidiaries for the nine months then ended fairly present, in all material respects, the consolidated financial position of Altria and its Subsidiaries as at such date and the consolidated results of the operations of Altria and its Subsidiaries for the nine months ended on such date, all in accordance with accounting principles generally accepted in the United States. Except as disclosed in Altria’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, and in any Current Report on Form 8-K filed subsequent to September 30, 2018 but prior to the Effective Date, since September 30, 2018 there has been no material adverse change in such position or operations.

(f) There is no pending or threatened action or proceeding affecting it or any of its Subsidiaries before any court, governmental agency or arbitrator (a “Proceeding”) (i) that purports to affect the legality, validity or enforceability of this Agreement or (ii) except for Proceedings disclosed in Altria’s Annual Report on Form 10-K for the year ended December 31, 2017, Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, any Current Report on Form 8-K filed subsequent to September 30, 2018 but prior to the Effective Date and, with respect to Proceedings commenced after the date of the most recent such document but prior to the Effective Date, a certificate delivered to the Lenders, that may materially adversely affect the financial position or results of operations of Altria and its Subsidiaries taken as a whole.

(g) None of the proceeds of any Advance will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that would constitute the Advances as a “purpose credit” within the meaning of Regulation U and, in each case, would constitute a violation of Regulation U.

(h) Altria has implemented and maintains in effect policies and procedures regarding compliance by Altria, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Altria, its Subsidiaries and their respective officers and directors and to the knowledge of Altria its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) Altria, any Subsidiary, any of their respective directors or officers or to the knowledge of Altria or such Subsidiary employees, or (ii) to the knowledge of Altria, any agent of Altria or any Subsidiary that will act in any capacity in connection with the credit facility established hereby, is a Sanctioned Person. No Borrowing will violate any Anti-Corruption Law or applicable Sanctions.

(i) Altria is not an EEA Financial Institution.

(j) As of the Effective Date, to the knowledge of Altria, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

ARTICLE V

COVENANTS OF ALTRIA

Section 5.01 Affirmative Covenants. (a) So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, Altria will:

(i) Compliance with Laws, Etc. Comply, and cause each Major Subsidiary to comply, in all material respects, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, complying with ERISA and paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), noncompliance with which would materially adversely affect the financial condition or operations of Altria and its Subsidiaries taken as a whole.

(ii) Maintenance of Ratio of Consolidated EBITDA to Consolidated Interest Expense. Maintain a ratio of Consolidated EBITDA for the four most recent fiscal quarters for which consolidated financial statements have been delivered pursuant to Section 5.01(a)(iii)(A) or (B) hereof to Consolidated Interest Expense for such four most recent fiscal quarters of not less than 4.0 to 1.0.

(iii) Reporting Requirements. Furnish to the Lenders:

(A) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of Altria, an unaudited interim condensed consolidated balance sheet of Altria and its Subsidiaries as of the end of such quarter and unaudited interim condensed consolidated statements of earnings of Altria and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of Altria;

(B) as soon as available and in any event within 100 days after the end of each fiscal year of Altria, a copy of the consolidated financial statements for such year for Altria and its Subsidiaries, audited by PricewaterhouseCoopers LLP (or other independent auditors that, as of the date of this Agreement, are one of the “big four” accounting firms);

(C) all reports that Altria sends to any of its shareholders, and copies of all reports on Form 8-K (or any successor forms adopted by the Securities and Exchange Commission) that Altria files with the Securities and Exchange Commission;

(D) as soon as possible and in any event within five days after the occurrence of each Event of Default and each Default, continuing on the date of such statement, a statement of the chief financial officer or treasurer of Altria setting forth details of such Event of Default or Default and the action that Altria has taken and proposes to take with respect thereto;

(E) within 60 days of the end of each fiscal quarter of Altria, a statement of the chief financial officer or treasurer of Altria certifying compliance with the requirements of Section 5.01(a)(ii) and setting forth the relevant calculations;

(F) such other historical information respecting the condition or operations, financial or otherwise (including, but not limited to, information relating to “know your customer” requirements), of Altria or any Major Subsidiary as any Lender through the Administrative Agent may from time to time reasonably request; and

(G) any change in the information provided in the Beneficial Ownership Certification delivered to such Lenders that would result in a change to the list of beneficial owners identified in such certification.

In lieu of furnishing the Lenders the items referred to in clauses (A), (B) and (C) above, Altria may make such items available on the internet at www.altria.com (which website includes an option to subscribe to a free service alerting subscribers by e-mail of new Securities and Exchange Commission filings) or any successor or replacement website thereof, or by similar electronic means.

(b) On and after the Cronos Closing Date and so long as Altria maintains any equity or other similar or related financial interest in respect of Cronos or any successor thereto:

(i) Altria will comply, and cause each of its Subsidiaries to comply with the Controlled Substances Act and the Civil Asset Forfeiture Reform Act (as it relates to violation of the Controlled Substances Act) and all related applicable anti-money laundering laws, to the extent such noncompliance with such regulations would materially adversely affect the financial condition or operations of Altria and its Subsidiaries taken as a whole. Altria shall not, and shall cause its Subsidiaries to not, knowingly and intentionally repay any principal of the Advances, pay any interest or fees accruing thereon or pay any other obligations hereunder, in each case, with funds that it knows, at the time of such payment, that Cronos derived from a violation of the Controlled Substances Act.

(ii) Altria will notify the Administrative Agent and the Lenders as soon as possible and in any event within five days after obtaining knowledge thereof:

(A) any material action, suit or proceeding against Altria or any of its Subsidiaries or any of their respective properties (x) with respect to the Controlled Substances Act or, solely as they may relate to an alleged violation of the Controlled Substances Act, the Civil Asset Forfeiture Reform Act or applicable anti-money laundering laws, or (y) by a governmental authority of any foreign jurisdiction where the sale of marijuana or such other controlled substance is illegal that alleges a violation of applicable narcotics-related laws of such foreign jurisdiction; and

(B) any failure by Cronos to comply with Section 5.1(c) of the Investor Rights Agreement (as defined in the Cronos Subscription Agreement).

(iii) It is agreed that solely for the purposes of Section 5.01(a)(i), Cronos shall be deemed to constitute a “Major Subsidiary”.

(iv) It is agreed that solely for purposes of Section 5.01(b)(i), Cronos shall be deemed to constitute a “Subsidiary”.

Section 5.02 Negative Covenants. (a) So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, Altria will not:

(i) Liens, Etc. Create or suffer to exist, or permit any Major Subsidiary to create or suffer to exist, any lien, security interest or other charge or encumbrance (other than operating leases and licensed intellectual property), or any other type of preferential arrangement (“Liens”), upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any Major Subsidiary to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, other than:

(A) Liens upon or in property acquired or held by it or any Major Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;

(B) Liens existing on property at the time of its acquisition (other than any such lien or security interest created in contemplation of such acquisition);

(C) Liens existing on the date hereof securing Debt;

(D) Liens on property financed through the issuance of industrial revenue bonds in favor of the holders of such bonds or any agent or trustee therefor;

(E) Liens existing on property of any Person acquired by Altria or any Major Subsidiary;

(F) Liens securing Debt in an aggregate amount not in excess of 15% of Consolidated Tangible Assets;

(G) Liens upon or with respect to Margin Stock;

(H) Liens in favor of Altria or any Major Subsidiary;

(I) Liens in connection with leasing, sale and leaseback and structured finance transactions conducted in the ordinary course of business of Philip Morris Capital Corporation, provided that any such Liens that secure the payment of Debt are without recourse to the general credit or assets of Altria and its Major Subsidiaries;

(J) precautionary Liens provided by Altria or any Major Subsidiary in connection with the sale, assignment, transfer or other disposition of assets by Altria or such Major Subsidiary, which transaction is determined by the Board of Directors of Altria or such Major Subsidiary to constitute a “sale” under accounting principles generally accepted in the United States; or

(K) any extension, renewal or replacement of the foregoing, provided that (A) such Lien does not extend to any additional assets (other than a substitution of like assets), and (B) the amount of Debt secured by any such Lien is not increased.

(ii) Mergers, Etc. Consolidate with or merge into, or convey or transfer its properties and assets substantially as an entirety to, any Person, or permit any Subsidiary directly or indirectly owned by it to do so, unless, immediately after giving effect thereto, no Default or Event of Default would exist and, in the case of any merger or consolidation to which it is a party, the surviving corporation is Altria or was a Subsidiary of Altria immediately prior to such merger or consolidation, which is organized and existing under the laws of the United States of America or any State thereof, or the District of Columbia. The surviving corporation of any merger or consolidation involving Altria shall assume all of Altria’s obligations under this Agreement (including without limitation with respect to Altria’s obligations, the covenants set forth in Article V) by the execution and delivery of an instrument in form and substance satisfactory to the Required Lenders.

(b) On and after the Cronos Closing Date and so long as Altria maintains any equity or other similar or related financial interest in respect of Cronos or any successor thereto, the proceeds of any Borrowing shall not be used in contravention of the Controlled Substances Act or any related applicable anti-money laundering law.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01 Events of Default. Each of the following events (each an “Event of Default”) shall constitute an Event of Default:

(a) Altria shall fail to pay any principal of any Advance when the same becomes due and payable; or Altria shall fail to pay interest on any Advance, or Altria shall fail to pay any fees payable under Section 2.07, within ten days after the same becomes due and payable; or

(b) Any representation or warranty made or deemed to have been made by Altria (or any of their respective officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed to have been made; or

(c) Altria shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.01(a)(ii) or 5.02(a)(ii), (ii) any term, covenant or agreement contained in Section 5.02(a)(i) if such failure shall remain unremedied for 15 days after written notice thereof shall have been given to Altria by the Administrative Agent or any Lender or (iii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to Altria by the Administrative Agent or any Lender; or

(d) Altria or any Major Subsidiary shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt arising under this Agreement) of Altria or such Major Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt unless adequate provision for any such payment has been made in form and substance satisfactory to the Required Lenders; or any Debt of Altria or any Major Subsidiary which is outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt arising under this Agreement) shall be declared to be due and payable, or required to be prepaid (other than by a scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof unless adequate provision for the payment of such Debt has been made in form and substance satisfactory to the Required Lenders; or

(e) Altria or any Major Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Altria or any Major Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any of its property constituting a substantial part of the property of Altria and its Subsidiaries taken as a whole) shall occur; or any Major Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against Altria or any Major Subsidiary and there shall be any period of 60 consecutive days during which a stay of enforcement of such unsatisfied judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided that such 60-day stay period shall be extended for a period not to exceed an additional 120 days if (i) Altria or such Major Subsidiary is contesting such judgment or enforcement of such judgment in good faith, unless, with respect only to judgments or orders rendered outside the United States, such action is not reasonably required to protect its respective assets from levy or garnishment, and (ii) no assets with a fair market value in excess of $100,000,000 of Altria or such Major Subsidiary have been levied upon or garnished to satisfy such judgment; provided, further, that such 60-day stay period shall be further extended for any judgment or order rendered outside the United States until such time as the conditions in clauses (i) or (ii) are no longer satisfied; or

(g) Altria or any ERISA Affiliate shall incur, or shall be reasonably likely to incur, liability in excess of $500,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of Altria or any ERISA Affiliate from a Multiemployer Plan; or (iii) the termination of a Multiemployer Plan; provided, however, that no Default or Event of Default under this Section 6.01(g) shall be deemed to have occurred if Altria or any ERISA Affiliate shall have made arrangements satisfactory to the PBGC or the Required Lenders to discharge or otherwise satisfy such liability (including the posting of a bond or other security); or

(h) On and after the Cronos Closing Date and so long as Altria maintains any equity or other similar or related financial interest in respect of Cronos or any successor thereto, any property of Altria, or any part thereof, has been seized by a Governmental Authority pursuant to the Civil Asset Forfeiture Reform Act or other applicable law on the grounds that such property or any such portion thereof had been used to commit or facilitate the commission of a criminal offense by Altria or its Affiliates under the Controlled Substances Act, as determined by a court of competent jurisdiction by final and nonappealable judgment.

Section 6.02 Lenders’ Rights upon Event of Default. If an Event of Default occurs or is continuing, then the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to Altria:

(a) declare the obligation of each Lender to make further Advances to be terminated, whereupon the same shall forthwith terminate, and

(b) declare all the Advances then outstanding, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances then outstanding, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Altria;

provided, however, that in the event of an actual or deemed entry of an order for relief with respect to Altria under the Federal Bankruptcy Code, (i) the obligation of each Lender to make Advances shall automatically be terminated and (ii) the Advances then outstanding, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Altria.

Section 6.03 Limited Conditionality Period. During the period from and including the Effective Date to and including the Tranche II Commitment Termination Date (the “Limited Conditionality Period”), and notwithstanding (a) that any representation made on the Effective Date (excluding, for the avoidance of doubt, the Specified Representations and/or Cronos Subscription Agreement Representations) was incorrect, (b) any failure by Altria to comply with Article V, (c) any provision to the contrary herein or otherwise or (d) that any condition to the occurrence of the Effective Date set forth in Section 3.01 may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (i) rescind, terminate or cancel its Tranche II Commitment (except as set forth in Section 2.10(a)), (ii) rescind, terminate or cancel this Agreement or exercise any right or remedy or make or enforce any claim under this Agreement, the Notes or otherwise it may have to the extent to do so would prevent, limit or delay the making of its Tranche II Advances, (iii) refuse to participate in making its Tranche II Advances; provided that the applicable conditions precedent to the making of Tranche II Advances set forth in Section 3.02 have been satisfied or (iv) exercise any right of set-off or counterclaim in respect of its Advance to the extent to do so would prevent, limit or delay the making of its Advance. For the avoidance of doubt, (A) the rights and remedies of the Lenders and the Administrative Agent shall not be limited in the event that any applicable condition precedent set forth in Section 3.02 is not satisfied on the Cronos Closing Date and (B) immediately after the expiration of the Limited Conditionality Period, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

ARTICLE VII

THE ADMINISTRATIVE AGENT

Section 7.01 Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by Altria as required by the terms of this Agreement or at the request of Altria, and any notice provided pursuant to Section 5.01(a)(iii)(D). The Administrative Agent shall not have, by reason hereof, a fiduciary relationship in respect of any Lender; and nothing herein, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect hereof except as expressly set forth herein.

Section 7.02 Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent:

(a) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07;

(b) may consult with legal counsel (including counsel for Altria), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(c) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement;

(d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of Altria or to inspect the property (including the books and records) of Altria;

(e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and

(f) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by e-mail) believed by it to be genuine and signed or sent by the proper party or parties.

Section 7.03 JPMCB and Affiliates. With respect to its Commitment and the Advances made by it, JPMCB shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include JPMCB in its individual capacity. JPMCB and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with Altria, any of its Subsidiaries and any Person who may do business with or own securities of Altria or any such Subsidiary, all as if JPMCB was not the Administrative Agent and without any duty to account therefor to the Lenders.

Section 7.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other agent, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 7.05 Indemnification. The Lenders agree to indemnify the Administrative Agent solely in its capacity as Administrative Agent (to the extent not reimbursed by Altria), ratably according to the respective principal amounts of the Advances then owing to each of them (or if no Advances are at the time outstanding, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by Altria. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Administrative Agent, any Lender or a third party.

Section 7.06 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and Altria and may be removed at any time with or without cause by the Required Lenders. Upon the resignation or removal of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 7.07 [Reserved.]

Section 7.08 Posting of Communications. (a) Subject to Section 8.11, Altria agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(i) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and Altria acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender (the “Authorized Users”) that are added to the Approved Electronic Platform, and that there are confidentiality and other risks associated with such distribution. The Administrative Agent shall not consent to any changes, amendments or alterations to any generally-applicable security procedures and policies applicable to the Approved Electronic Platform. The Administrative Agent shall take all reasonable and practicable steps necessary to limit access to the Approved Electronic Platform to Authorized Users. In the event that the Administrative Agent receives notification from the Approved Electronic Platform that unauthorized access has occurred, the Administrative Agent shall promptly notify Altria of such unauthorized access and actions taken or to be taken to prevent future unauthorized access. Subject to Section 8.11, each of the Lenders and Altria hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(ii) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Altria pursuant to this Agreement and the other documents to be delivered hereunder or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(iii) Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of this Agreement and the other documents to be delivered hereunder. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(iv) Each of the Lenders and Altria agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(v) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to this Agreement and the other documents to be delivered hereunder in any other manner specified in such document.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by Altria therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or, if such amendment, modification, supplement, extension, termination or waiver relates only to or only affects (x) the Tranche I Commitments and/or Tranche I Advances, the Required Tranche I Lenders or (y) the Tranche II Commitments and/or the Tranche II Advances, the Required Tranche II Lenders), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders affected thereby, do any of the following: (a) waive any of the conditions specified in Section 3.02, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, or (f) amend this Section 8.01; provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Advance.

Section 8.02 Notices, Etc. (a) Addresses. Unless otherwise specified herein, all notices and other communications provided for hereunder shall be in writing (including electronic communication) and mailed, telecopied, or delivered, as follows:

if to Altria:

Altria Group, Inc.

6601 West Broad Street

Richmond, Virginia 23230

Attention: Vice President and Treasurer

Fax number: (804) 484-8886;

with a copy to:

Altria Client Services LLC

6601 West Broad Street

Richmond, Virginia 23230

Attention: Treasury Management-Back Office

Fax number: (919) 884-3701;

if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto;

if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender;

if to the Administrative Agent:

c/o JPMorgan Chase Bank, N.A.

383 Madison Avenue, 24th Floor

New York, New York 10179

Attention: Tony Yung

Fax number: (212) 270-3279;

with a copy to:

JPMorgan Chase Bank, N.A.

Loan and Agency

500 Stanton Christiana Road, NCC5/Floor 1

Newark, DE 19713

Attention: Michelle Keesee

Fax number: (302) 634-8459;

as to Altria or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to Altria and the Administrative Agent.

(b) Effectiveness of Notices. All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mail or telecopied, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VII shall not be effective until received by the Administrative Agent. Delivery by e-mail of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

Section 8.03 No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.04 Costs and Expenses. (a) Administrative Agent; Enforcement. Altria agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, administration (excluding any cost or expenses for administration related to the overhead of the Administrative Agent), modification and amendment of this Agreement and the documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement, and all costs and expenses of the Lenders and the Administrative Agent, if any (including, without limitation, reasonable counsel fees and expenses of the Lenders and the Administrative Agent), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder.

(b) Prepayment of LIBO Rate Advances. If any payment of principal of any LIBO Rate Advance is made other than on the last day of the Interest Period for such Advance or at its maturity, as a result of a payment pursuant to Section 2.10, acceleration of the maturity of the Advances pursuant to Section 6.02, an assignment made as a result of a demand by Altria pursuant to Section 8.07(a) or for any other reason, Altria shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. Without prejudice to the survival of any other agreement of Altria, the agreements and obligations of Altria contained in Sections 2.02(c), 2.05, 2.11, 2.14 and this Section 8.04(b) shall survive the payment in full of principal and interest hereunder.

(c) Indemnification. Altria agrees to indemnify and hold harmless the Administrative Agent and each Lender and each of their respective affiliates, control persons, directors, officers, employees, attorneys and agents (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted against any Indemnified Party, in each case in connection with or arising out of, or in connection with the preparation for or defense of, any investigation, litigation, or proceeding (i) related to any transaction or proposed transaction (whether or not consummated) in which any proceeds of any Borrowing are applied or are proposed to be applied, directly or indirectly, by Altria, whether or not such Indemnified Party is a party to such transaction or (ii) related to Altria’s entering into this Agreement or the term loan facility established hereby, or to any actions or omissions of Altria or any of its or their respective officers, directors, employees or agents in connection therewith, in each case whether or not an Indemnified Party is a party thereto and whether or not such investigation, litigation or proceeding is brought by Altria or any other Person; provided, however, that Altria shall be required to indemnify any such Indemnified Party from or against any portion of such claims, damages, losses, liabilities or expenses that is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

Section 8.05 Right of Set-Off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.02 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.02, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Altria against any and all of the obligations of Altria now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender shall promptly notify Altria, as the case may be, after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its affiliates under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its affiliates may have.

Section 8.06 Binding Effect. This Agreement shall be binding upon and inure to the benefit of Altria, the Administrative Agent and each Lender and their respective successors and assigns, except that Altria shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 8.07 Assignments and Participations. (a) Assignment of Lender Obligations. Each Lender may and, if demanded by Altria upon at least five Business Days’ notice (or, in the case of a Defaulting Lender, at least three Business Days’ notice) to such Lender and the Administrative Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it), subject to the following:

(i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, except that this clause (i) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Classes on a non-pro rata basis;

(ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 (subject to reduction at the sole discretion of Altria) and shall be an integral multiple of $1,000,000;

(iii) each such assignment shall be to an Eligible Assignee;

(iv) each such assignment made as a result of a demand by Altria pursuant to this Section 8.07(a) shall be arranged by Altria after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments which together cover all of the rights and obligations of the assigning Lender under this Agreement;

(v) no Lender shall be obligated to make any such assignment as a result of a demand by Altria pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from Altria to which it has outstanding Advances or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement; and

(vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500 payable by the assigning Lender, provided that, if such assignment is made as a result of a demand by Altria under this Section 8.07(a) Altria shall pay or cause to be paid such $3,500 fee.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than those provided under Section 8.04) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto), other than Section 8.11.

(b) Assignment and Acceptance. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Altria or the performance or observance by Altria of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee represents that (A) the source of any funds it is using to acquire the assigning Lender’s interest or to make any Advance is not and will not be plan assets as defined under the Department of Labor Plan Asset Regulations (Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, as amended by Section 3(42) of ERISA and as may be further amended) or (B) the assignment or Advance is not and will not be a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975(c) of the Internal Revenue Code; (vii) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (viii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Agent’s Acceptance. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Altria.

(d) Register. The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Altria, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Altria or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Sale of Participation. Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it), subject to the following:

(i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to Altria hereunder) shall remain unchanged,

(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

(iii) Altria, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and

(iv) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by Altria therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

Each Lender that sells a participation shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations.

(f) Disclosure of Information. Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to Altria furnished to such Lender by or on behalf of Altria; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to Altria received by it from such Lender by signing a confidentiality agreement substantially in the form attached hereto as Exhibit G or with terms no less restrictive than the provisions of Exhibit G.

(g) Regulation A Security Interest. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A.

Section 8.08 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 8.09 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.10 Jurisdiction, Etc. (a) Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York state court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such Federal court. Altria irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to Altria at its address specified pursuant to Section 8.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to serve legal process in any other manner permitted by law or to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b) Waivers. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York state or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Agreement or any other related documents.

Section 8.11 Confidentiality. Neither the Administrative Agent nor any Lender shall disclose any confidential Information (as defined below) relating to Altria to any other Person without the consent of Altria, other than (a) to the Administrative Agent’s or such Lender’s affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 8.07(f), to actual or prospective assignees and participants, and then, in each such case, only on a confidential basis and only to such Persons who need to know such information for the purpose of evaluating, administering or monitoring this Agreement or the term loan facility established hereby; provided, however, that such actual or prospective assignee or participant shall have been made aware of this Section 8.11 and shall have agreed to be bound by its provisions as if it were a party to this Agreement, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking or other financial institutions, (d) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 8.11 or (ii) becomes available to any Administrative Agent or any Lender on a non-confidential basis from a source other than Altria, which source, to the best of such Administrative Agent’s or such Lender’s knowledge, is not prohibited from disclosing such Information by a contractual, legal or fiduciary obligation to Altria or (e)(i) if necessary in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement, (ii) such disclosure is made in a complaint or other document filed in a lawsuit or other proceeding and (iii) such filing is made under seal, if the court permits such filing under seal. Altria agrees that (x) no confidentiality undertaking previously entered into by any Administrative Agent or Lender or any of its affiliates shall prohibit any disclosure expressly permitted to be made by, and in accordance with, Section 8.07(f) and this Section 8.11 and (y) the Administrative Agent and the Lenders may disclose the existence of this Agreement and public information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or any Lender in connection with the administration of this Agreement, the other documents to be delivered hereunder and the Commitments.

For the purposes of this Section 8.11, “Information” means all information regardless of form, whether oral, written or electronic, received from Altria relating to Altria or its business, together with analyses, compilations or other materials prepared by the Administrative Agent, a Lender or their respective representatives which contain or otherwise reflect such information, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by Altria; provided that, in the case of information received from Altria after the date hereof, such information is identified as confidential.

Section 8.12 Integration. This Agreement and the Notes represent the agreement of Altria, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, Altria or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Notes other than the matters referred to in Sections 2.07(c) and 8.04(a) and except for confidentiality agreements entered into by each Lender in connection with this Agreement.

Section 8.13 USA Patriot Act Notice. The Administrative Agent and each Lender hereby notifies Altria that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Altria, which information includes the name and address of Altria and other information that will allow such Lender to identify Altria in accordance with the Patriot Act.

Section 8.14 No Fiduciary Duty. The Administrative Agent, each Lender and their affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of Altria. Altria agrees that nothing in this Agreement will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and Altria, its stockholders or its affiliates. Altria further acknowledges and agrees that it is responsible for making its own independent judgment with respect to this Agreement and the process leading thereto. Altria agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Altria, in connection with this Agreement or the process leading thereto.

Section 8.15 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement or any other instrument or document furnished pursuant hereto or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement or any other instrument or document furnished pursuant hereto may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other instrument or document furnished pursuant hereto; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ALTRIA GROUP, INC.

By:	/s/ Daniel J. Bryant
Name:	Daniel J. Bryant
Title:	Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Tony Yung
Name:	Tony Yung
Title:	Executive Director

JPMORGAN CHASE BANK, N.A., as Initial Lender

By:	/s/ Tony Yung
Name:	Tony Yung
Title:	Executive Director

EXHIBIT A - 1 - FORM OF

TRANCHE I NOTE

Dated: _______________, 20__

U.S.$_________________

FOR VALUE RECEIVED, the undersigned, Altria Group, Inc., a Virginia corporation (“Altria”), HEREBY PROMISES TO PAY to the order of __________ (the “Lender”) for the account of its Applicable Lending Office on the Maturity Date (each as defined in the Term Loan Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Tranche I Commitment in figures] or, if less, the aggregate principal amount of the Tranche I Advances outstanding on the Maturity Date made by the Lender to Altria pursuant to the Term Loan Agreement, dated as of December 20, 2018 among Altria, the Lender and certain other lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lender and such other lenders (as amended or modified from time to time, the “Term Loan Agreement;” the terms defined therein being used herein as therein defined).

Altria promises to pay interest on the unpaid principal amount of each Tranche I Advance from the date of such Tranche I Advance until such principal amount is paid in full, at such interest rate, and payable at such times, as are specified in the Term Loan Agreement.

Both principal and interest in respect of each Tranche I Advance are payable in Dollars to JPMCB for the account of the Lender at the office of JPMCB, located at 500 Stanton Christiana Road, NCC5/Floor 1, Newark, DE 19713, in same day funds. Each Tranche I Advance owing to the Lender by Altria pursuant to the Term Loan Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Term Loan Agreement. The Term Loan Agreement, among other things, (i) provides for the making of Tranche I Advances by the Lender to Altria in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of Altria resulting from each such Tranche I Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

A-1-1

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

ALTRIA GROUP, INC.

By
Name:
Title:

A-1-2

LOANS AND PAYMENTS OF PRINCIPAL

Date	Type of Tranche I Advance	Amount of Tranche I Advance	Interest Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

A-1-3

EXHIBIT A - 2 - FORM OF

TRANCHE II NOTE

Dated: _______________, 20__

U.S.$_________________

FOR VALUE RECEIVED, the undersigned, Altria Group, Inc., a Virginia corporation (“Altria”), HEREBY PROMISES TO PAY to the order of __________ (the “Lender”) for the account of its Applicable Lending Office on the Maturity Date (each as defined in the Term Loan Agreement referred to below) the principal sum of U.S.$[amount of the Lender’s Tranche II Commitment in figures] or, if less, the aggregate principal amount of the Tranche II Advances outstanding on the Maturity Date made by the Lender to Altria pursuant to the Term Loan Agreement, dated as of December 20, 2018 among Altria, the Lender and certain other lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lender and such other lenders (as amended or modified from time to time, the “Term Loan Agreement;” the terms defined therein being used herein as therein defined).

Altria promises to pay interest on the unpaid principal amount of each Tranche II Advance from the date of such Tranche II Advance until such principal amount is paid in full, at such interest rate, and payable at such times, as are specified in the Term Loan Agreement.

Both principal and interest in respect of each Tranche II Advance are payable in Dollars to JPMCB for the account of the Lender at the office of JPMCB, located at 500 Stanton Christiana Road, NCC5/Floor 1, Newark, DE 19713, in same day funds. Each Tranche II Advance owing to the Lender by Altria pursuant to the Term Loan Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Term Loan Agreement. The Term Loan Agreement, among other things, (i) provides for the making of Tranche II Advances by the Lender to Altria in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, the indebtedness of Altria resulting from each such Tranche II Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

A-2-1

This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

ALTRIA GROUP, INC.

By
Name:
Title:

A-2-2

LOANS AND PAYMENTS OF PRINCIPAL

Date	Type of Tranche II Advance	Amount of Tranche II Advance	Interest Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

A-2-3

EXHIBIT B - FORM OF

NOTICE OF BORROWING

[Date]

JPMorgan Chase Bank, N.A., as Administrative Agent

    for the Lenders party to the Term Loan Agreement

    referred to below

Ladies and Gentlemen:

Altria Group, Inc. (“Altria”), refers to the Term Loan Agreement, dated as of December 20, 2018 (as amended or modified from time to time, the “Term Loan Agreement,” the terms defined therein being used herein as therein defined), among Altria, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Term Loan Agreement that Altria hereby requests a Borrowing under the Term Loan Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Term Loan Agreement:

(i) The date of the Proposed Borrowing is _______________, 20__.

(ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [LIBO Rate Advances].

(iii) The Class of Advances comprising the Proposed Borrowing is [Tranche I Advances] [Tranche II Advances].

(iv) The aggregate amount of the Proposed Borrowing is U.S.$[_______________].

[(v) The initial Interest Period for each LIBO Rate Advance made as part of the Proposed Borrowing is [one week] [______ month(s)].]

Altria hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the conditions contained in Section 3.02 of the Term Loan Agreement have been satisfied; and

(B) the aggregate principal amount of the Proposed Borrowing and all other Borrowings to be made on the same day under the Term Loan Agreement is within the aggregate unused [Tranche I] [Tranche II] Commitments of the Lenders.

B-1

Very truly yours,

ALTRIA GROUP, INC.

By
Name:
Title:

B-2

EXHIBIT C - FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Term Loan Agreement, dated as of December 20, 2018 (as amended or modified from time to time, the “Term Loan Agreement,” the terms defined therein being used herein as therein defined), among Altria Group, Inc., the Lenders party thereto and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent for such Lenders (in such capacity, the “Administrative Agent”).

The “Assignor” and the “Assignee” referred to on Schedule 1 hereto agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Term Loan Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Term Loan Agreement (the “Assigned Interest”). After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1 hereto. Each of the Assignor and the Assignee represents and warrants that it is authorized to execute and deliver this Assignment and Acceptance.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Term Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Term Loan Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Altria or the performance or observance by Altria of any of its obligations under the Term Loan Agreement or any other instrument or document furnished pursuant thereto.

3. The Assignee (i) confirms that it has received a copy of the Term Loan Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon JPMCB, as Administrative Agent, any other Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Term Loan Agreement; (iii) confirms that it is an Eligible Assignee; (iv) represents that (A) the source of any funds it is using to acquire the Assignor’s interest or to make any Advance is not and will not be plan assets as defined under the Department of Labor Plan Asset Regulations (Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, as amended by Section 3(42) of ERISA and as may be further amended) or (B) the assignment or Advance is not and will be not be a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975(c) of the Internal Revenue Code; (v) appoints and authorizes JPMCB, as Administrative Agent, to take such action as agent on its behalf and to exercise such powers and discretion under the Term Loan Agreement as are delegated to

JPMCB, as Administrative Agent, by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (vi) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Term Loan Agreement are required to be performed by it as a Lender.

4. This Assignment and Acceptance will be delivered to JPMCB, as Administrative Agent, for acceptance and recording by JPMCB, as Administrative Agent, following its execution. The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date of acceptance hereof by JPMCB, as Administrative Agent, unless otherwise specified on Schedule 1 hereto.

5. Upon such acceptance and recording by JPMCB, as Administrative Agent, as of the Effective Date, (i) the Assignee shall be a party to the Term Loan Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Term Loan Agreement.

6. Upon such acceptance and recording by JPMCB, as Administrative Agent, from and after the Effective Date, JPMCB, as Administrative Agent, shall make all payments under the Term Loan Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Term Loan Agreement for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier or e-mail shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

Schedule 1

to

Assignment and Acceptance

Assignor: __________________________

Assignee: __________________________

Assigned Interests:

Class of Commitment/Advances Assigned[1]	Aggregate Amount of Commitment/Advances for all Lenders	Amount of Commitment/ Advances Assigned	Percentage Assigned of Commitment/Advances under the applicable Class[2]

Effective Date3: _______________, 20__

[NAME OF ASSIGNOR], as Assignor

By
Title:

Dated: _______________, 20__

[NAME OF ASSIGNEE], as Assignee

By
Title:

Dated: _______________, 20__

Domestic Lending Office:

[Address]

[1]	Fill in Tranche I Commitment, Tranche II Commitment, Tranche I Advance or Tranche II Advance, as applicable.
[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.
[3]	This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to JPMCB, as Administrative Agent.

Accepted this
__________ day of _______________, 20__

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By
Title:

[Approved this __________ day of _______________, 20__

ALTRIA GROUP, INC.][4]

By
Title:

[4]	Required if the Assignee is an Eligible Assignee solely by reason of clause (viii) of the definition of “Eligible Assignee.”

EXHIBIT D -

FORM OF GUARANTEE

GUARANTEE, dated as of ______________, 20__ (as amended from time to time, this “Guarantee”), made by Philip Morris USA Inc., a Virginia corporation (the “Guarantor”), in favor of the Lenders (the “Lenders”) party to the Term Loan Agreement, dated as of December 20, 2018 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”) among Altria Group, Inc. (“Altria”), such Lenders and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”). Capitalized terms used in this Guarantee and not otherwise defined herein have the meanings specified in the Term Loan Agreement.

WITNESSETH:

SECTION 1. Guarantee. (a) The Guarantor hereby unconditionally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all the obligations of Altria now or hereafter existing under the Term Loan Agreement, whether for principal, interest, fees, expenses or otherwise (such obligations being referred to herein as the “Obligations”).

(b) It is the intention of the Guarantor that this Guarantee not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to this Guarantee. To effectuate the foregoing intention, the amount guaranteed by the Guarantor under this Guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of the Guarantor that are relevant under such laws, result in the Obligations of the Guarantor under this Guarantee not constituting a fraudulent transfer or conveyance. For purposes hereof, “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law for the relief of debtors.

SECTION 2. Guarantee Absolute. The Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the Term Loan Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of JPMCB, as Administrative Agent, or the Lenders with respect thereto. The liability of the Guarantor under this Guarantee shall be absolute and unconditional irrespective of:

(a) any lack of validity, enforceability or genuineness of any provision of the Term Loan Agreement or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from the Term Loan Agreement;

(c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the Obligations; or

(d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, Altria or a guarantor.

SECTION 3. Subordination. The Guarantor covenants and agrees that its obligation to make payments of the Obligations hereunder constitutes an unsecured obligation of the Guarantor ranking (a) pari passu with all existing and future senior indebtedness of the Guarantor and (b) senior in right of payment to all existing and future subordinated indebtedness of the Guarantor.

SECTION 4. Waiver; Subrogation. (a) The Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to this Guarantee and any requirement that JPMCB, as Administrative Agent, or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against Altria or any other Person or any collateral.

(b) The Guarantor hereby irrevocably waives any claims or other rights that it may now or hereafter acquire against Altria that arise from the existence, payment, performance or enforcement of the Guarantor’s obligations under this Guarantee or the Term Loan Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of JPMCB, as Administrative Agent, or any Lender against Altria or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Altria, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the cash payment in full of the Obligations and all other amounts payable under this Guarantee, such amount shall be held in trust for the benefit of JPMCB, as Administrative Agent, and the Lenders and shall forthwith be paid to JPMCB, as Administrative Agent, to be credited and applied to the Obligations and all other amounts payable under this Guarantee, whether matured or unmatured, in accordance with the terms of the Term Loan Agreement and this Guarantee, or be held as collateral for any Obligations or other amounts payable under this Guarantee thereafter arising. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Term Loan Agreement and this Guarantee and that the waiver set forth in this Section 4(b) is knowingly made in contemplation of such benefits.

SECTION 5. No Waiver; Remedies. No failure on the part of JPMCB, as Administrative Agent, or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 6. Continuing Guarantee; Transfer of Interest. This Guarantee is a continuing guarantee and shall (a) remain in full force and effect until the earliest to occur of (i) the date, if any, on which the Guarantor shall consolidate with or merge into Altria or any successor thereto, (ii) the date, if any, on which Altria or any successor thereto shall consolidate with or merge into the Guarantor, (iii) payment in full of the Obligations, and (iv) the rating of Altria’s long term senior unsecured debt by Standard & Poor’s of A or higher, (b) be binding upon the Guarantor, its successors and assigns, and (c) inure to the benefit of and be enforceable by any Lender or Administrative Agent, and by their respective successors, transferees, and assigns.

SECTION 7. Reinstatement. This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by JPMCB, as Administrative Agent, or any Lender upon the insolvency, bankruptcy or reorganization of Altria or otherwise, all as though such payment had not been made.

SECTION 8. Amendment. The Guarantor may amend this Guarantee at any time for any purpose without the consent of JPMCB, as Administrative Agent, or any of the Lenders; provided, however, that if such amendment adversely affects the rights of any Lender, the prior written consent of such Lender shall be required.

SECTION 9. Governing Law. This Guarantee shall be governed by, and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

PHILIP MORRIS USA INC.

By:
Name:
Title:

EXHIBIT E-1 - FORM OF

OPINION OF COUNSEL

FOR ALTRIA

[Letterhead of Hunton Andrews Kurth LLP]

[Effective Date]

To each of the Lenders party

to the Term Loan Agreement referred to below

Term Loan Agreement

Altria Group, Inc.

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(c)(iii) of the Term Loan Agreement, dated as of December 20, 2018 (the “Term Loan Agreement”), among Altria Group, Inc. (“Altria”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for such Lenders. Terms defined in the Term Loan Agreement are used herein as therein defined.

We have acted as special counsel for Altria in connection with the preparation, execution and delivery of the Term Loan Agreement.

In that connection, we have examined the following documents:

(1) the Term Loan Agreement;

(2) the documents furnished by Altria pursuant to Sections 3.01(c)(i), (ii), (iv), (v) and (vi) of the Term Loan Agreement;

(3) the articles of incorporation of Altria, as amended (the “Charter”); and

(4) the by-laws of Altria, as amended and restated (the “By-laws”).

We have also examined the originals, or copies certified to our satisfaction, of such corporate records of Altria, certificates of public officials and of officers of Altria and agreements, instruments and other documents, as we have deemed relevant and necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon and assumed the accuracy of the representations of Altria set forth in the Term Loan Agreement and upon certificates of Altria or its officers or of public officials. Whenever the phrase “known to us” is used herein, it refers to the actual knowledge of the attorneys of the firm involved in the representation of Altria in connection with the Term Loan Agreement, without independent investigation. For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures, (v) the due authorization, execution and delivery of all documents by all parties (other than the due authorization,

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execution and delivery of the Term Loan Agreement and the Notes by Altria, as to which we express our opinion in paragraph 2 below) and (vi) the validity, binding effect and enforceability of all documents (other than the validity, binding effect and enforceability of the Term Loan Agreement and the Notes upon Altria, as to which we express our opinion in paragraph 5 below). We understand that you separately are receiving the opinion of W. Hildebrandt Surgner, Jr., Vice President, Corporate Secretary and Associate General Counsel of Altria, dated the date hereof and addressed to you, as to certain of the foregoing matters, and we express no opinion thereon.

Our opinions expressed below are limited to the law of the State of New York, the Commonwealth of Virginia and the Federal law of the United States.

Based upon the foregoing and upon such investigation as we have deemed necessary, we are of the following opinion:

1. Altria is a corporation validly existing and in good standing under the laws of the Commonwealth of Virginia.

2. Altria has the corporate power and authority to execute, deliver and perform its obligations under the Term Loan Agreement and the Notes, and Altria has taken all necessary corporate action to authorize its execution, delivery and performance of the Term Loan Agreement and the Notes. The Term Loan Agreement and the Notes have been duly executed and delivered by Altria.

3. The execution and delivery by Altria of the Term Loan Agreement and the Notes do not, and the consummation of the transactions contemplated thereby will not, violate (a) the Charter or the By-laws or (b) any Federal or State of New York law or regulation or any law or regulation of the Commonwealth of Virginia that in our experience is generally applicable to Altria and to transactions of the type contemplated by the Term Loan Agreement and the Notes (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) (collectively, “Included Law”) or (c) any of the agreements listed on Annex A hereto (each a “Material Agreement”). In expressing the opinion set forth in clause (b) of this paragraph, we are not expressing an opinion as to whether loans to be made to a Borrower under the Term Loan Agreement comply with (i) any statutory, regulatory or other loan limits applicable to the Lenders or (ii) any statutes, laws, rules or regulations that prescribe permissible and lawful investments for the Lenders.

4. Except for those that have been obtained or made, no consent, approval, authorization or other action by, or filing with, any governmental authority of the United States, the State of New York or the Commonwealth of Virginia pursuant to any law or regulation that in our experience is generally applicable to Altria and to transactions of the type contemplated by the Term Loan Agreement and the Notes is required to be obtained or made by Altria as of the date hereof for the execution and delivery by Altria of the Term Loan Agreement and the Notes, the borrowings by Altria in accordance with the terms of the Term Loan Agreement or the performance by Altria of its payment obligations under the Term Loan Agreement.

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5. The Term Loan Agreement is the legal, valid and binding obligation of Altria enforceable under the laws of the State of New York against Altria in accordance with its terms. The Notes are the legal, valid and binding obligations of Altria, enforceable under the laws of the State of New York against Altria in accordance with their respective terms.

To the extent that any opinion contained herein relates to the enforceability of the choice of New York law provisions of the Agreement, we have, in rendering such opinion, relied solely upon New York General Obligations Law Section 5-1401 and have assumed that the Term Loan Agreement is not entered into with a view to violate the laws of the jurisdiction in which the contract is to be performed. Further, such opinion is subject to the qualification that such enforceability may be limited by important public policies of a more-interested jurisdiction. We express no opinion regarding whether a court other than a court of or in the State of New York would give effect to a choice of New York law.

The opinion set forth in paragraph 5 above is qualified to the extent enforceability is subject to the effect of (i) bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws relating to or affecting the rights of creditors generally, including without limitation fraudulent conveyance or transfer laws (including, but not limited to, the common law trust fund doctrine and Section 548 of the United States Bankruptcy Code), and preference and equitable subordination laws and principles, (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and (iii) concepts of materiality, unconscionability, reasonableness, impracticability or impossibility of performance, good faith and fair dealing.

Further, we express no opinion as to the legality, validity, enforceability or effect, as applicable, of:

(i) any provision that purports to (a) confer subject matter jurisdiction on a court that does not have independent grounds for subject matter jurisdiction, (b) establish the venue of any action, except to the extent enforceable under Sections 5-1401 and 5-1402 of the New York General Obligations Law or (c) act as a waiver of certain rights, including personal service, marshalling of assets or similar requirements and the right to trial by jury;

(ii) any provision regarding indemnification or contribution to the extent it violates public policy of the State of New York, or any Federal law or regulation, or to the extent it purports to provide that a party shall be indemnified for its own negligence, bad faith, gross negligence or willful misconduct;

(iii) any provision that requires the payment of liquidated or punitive damages, interest on interest, prepayment penalties or premiums, late fees or default rates of interest to the extent that they are found to constitute unenforceable penalties or forfeitures;

(iv) any provision that purports to grant any person the ability to receive the remedies of specific performance, injunctive relief, liquidated damages or any similar remedy in any proceeding;

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(v) any provision in the Term Loan Agreement pursuant to which Altria waives the benefit of any constitutional, statutory or common law right to the extent that such a waiver is deemed to violate public policy;

(vi) any provision providing that any participant in the Term Loan Agreement may exercise set-off or similar rights with respect to such participation or that permits the exercise of rights without notice or without providing an opportunity to cure failures to perform;

(vii) any provision that excludes money damages as a remedy, if injunctive relief is not available under applicable law, or that permits a party to pursue multiple remedies or that provides that all remedies are cumulative or nonexclusive, or that violates laws relating to claim splitting or collateral estoppel;

(viii) any provision in any document regarding severability;

(ix) any provision that would alter the terms or rights and obligations of the parties based on course of dealing, course of performance or the like, or that provides that failure or delay in taking action may not constitute a waiver of rights;

(x) any provision that requires that amendments or waivers be made in writing, or that require mitigation of damages; and

(xi) any provision relating to any Write-Down and Conversion Powers or other similar powers of any EEA Resolution Authority or the effect of any Bail-in Action.

With respect to our opinion in paragraph 3(a) and 3(b), we have assumed that (i) Altria has not and will not take in the future any action (including a decision not to act) permitted under the Term Loan Agreement that would result in a violation of Included Law and (ii) all parties to the Term Loan Agreement will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Term Loan Agreement.

With respect to our opinion in paragraph 3(c), we have made no examination of or determination, and express no opinion, as to any accounting, financial or similar covenant or provision contained in any Material Agreement or the accuracy as to factual matters of any representation, warranty, data or other information, whether oral or written, that may have been made by any entity involved in the transaction described above, whether named herein or otherwise.

This opinion is being furnished to you pursuant to Section 3.01(c)(iii) of the Term Loan Agreement, is solely for the benefit of you and your counsel, and is not intended for, and may not be relied upon by, any other person or entity without our prior written consent. We expressly disclaim any obligation to advise you of any changes of law or facts that may hereafter come or be brought to our attention which would alter the opinions herein set forth.

Very truly yours,

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ANNEX A

Material Agreements and Instruments

1.	Indenture, dated as of December 2, 1996, between Altria Group, Inc. and The Bank of New York (as successor in interest to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank), as Trustee

2.

First Supplemental Indenture to Indenture, dated as of December 2, 1996, between Altria Group, Inc. and The Bank of New York (as successor in interest to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank), as Trustee, dated as of February 13, 2008

3.	Indenture among Altria Group, Inc., as Issuer, Philip Morris USA Inc., as Guarantor, and Deutsche Bank Trust Company Americas, as Trustee, dated as of November 4, 2008

4.

Guarantee dated as of September 8, 2008, made by Philip Morris USA Inc., in favor of The Bank of New York (as successor in interest to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank), as trustee for the holders of the 5.625% Notes due 2008, 7.000% Notes due 2013, and 7.750% Debentures due 2027 under the Indenture dated as of December 2, 1996

5.	Form of 2.625% Notes due 2020 of Altria Group, Inc.

6.	Form of 2.625% Notes due 2026 of Altria Group, Inc.

7.	Form of 2.850% Notes due 2022 of Altria Group, Inc.

8.	Form of 2.950% Notes due 2023 of Altria Group, Inc.

9.	Form of 3.875% Notes due 2046 of Altria Group, Inc.

10.	Form of 4.000% Notes due 2024 of Altria Group, Inc.

11.	Form of 4.250% Notes due 2042 of Altria Group, Inc.

12.	Form of 4.500% Notes due 2043 of Altria Group, Inc.

13.	Form of 4.750% Notes due 2021 of Altria Group, Inc.

14.	Form of 5.375% Notes due 2044 of Altria Group, Inc.

15.	Form of 7.75% Debentures due 2027 of Altria Group, Inc.

16.	Form of 9.25% Notes due 2019 of Altria Group, Inc.

17.	Form of 9.70% Notes due 2018 of Altria Group, Inc.

18.	Form of 9.95% Notes due 2038 of Altria Group, Inc.

19.	Form of 10.20% Notes due 2039 of Altria Group, Inc.

20.

Guarantee dated as of November 14, 2014, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 2.625% Notes due 2020 of Altria Group, Inc.

21.

Guarantee dated as of September 16, 2016, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 2.625% Notes due 2026 of Altria Group, Inc.

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22.

Guarantee dated as of August 9, 2012, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 2.850% Notes due 2022 of Altria Group, Inc.

23.

Guarantee dated as of May 2, 2013, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 2.950% Notes due 2023 of Altria Group, Inc.

24.

Guarantee dated as of September 16, 2016, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 3.875% Notes due 2046 of Altria Group, Inc.

25.

Guarantee dated as of October 31, 2013, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 4.000% Notes due 2024 of Altria Group, Inc.

26.

Guarantee dated as of August 9, 2012, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 4.250% Notes due 2042 of Altria Group, Inc.

27.

Guarantee dated as of May 2, 2013, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 4.500% Notes due 2043 of Altria Group, Inc.

28.

Guarantee dated as of May 5, 2011, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 4.750% Notes due 2021 of Altria Group, Inc.

29.

Guarantee dated as of October 31, 2013, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 5.375% Notes due 2044 of Altria Group, Inc.

30.

Guarantee dated as of February 6, 2009, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 9.25% Notes due 2019 of Altria Group, Inc.

31.

Guarantee dated as of November 10, 2008, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 9.70% Notes due 2018 of Altria Group, Inc.

32.

Guarantee dated as of November 10, 2008, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 9.95% Notes due 2038 of Altria Group, Inc.

33.

Guarantee dated as of February 6, 2009, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 10.20% Notes due 2039 of Altria Group, Inc.

34.	Comprehensive Settlement Agreement and Release related to settlement of Mississippi health care cost recovery action, dated as of October 17, 1997

35.	Settlement Agreement related to settlement of Florida health care cost recovery action, dated August 25, 1997

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36.	Comprehensive Settlement Agreement and Release related to settlement of Texas health care cost recovery action, dated as of January 16, 1998

37.	Settlement Agreement and Stipulation for Entry of Judgment regarding the claims of the State of Minnesota, dated as of May 8, 1998

38.	Settlement Agreement and Release regarding the claims of Blue Cross and Blue Shield of Minnesota, dated as of May 8, 1998

39.	Stipulation of Amendment to Settlement Agreement and For Entry of Agreed Order regarding the settlement of the Mississippi health care cost recovery action, dated as of July 2, 1998

40.	Stipulation of Amendment to Settlement Agreement and For Entry of Consent Decree regarding the settlement of the Texas health care cost recovery action, dated as of July 24, 1998

41.	Stipulation of Amendment to Settlement Agreement and For Entry of Consent Decree regarding the settlement of the Florida health care cost recovery action, dated as of September 11, 1998

42.	Master Settlement Agreement relating to state health care cost recovery and other claims, dated as of November 23, 1998

43.	Stipulation and Agreed Order Regarding Stay of Execution Pending Review and Related Matters, dated as of May 7, 2001

44.

Term Sheet effective December 17, 2012, between Philip Morris USA Inc., the other participating manufacturers, and various states and territories for settlement of the 2003-2012 Non-Participating Manufacturer Adjustment with those states

45.	Employee Matters Agreement by and between Altria Group, Inc. and Kraft Foods Inc. (now known as Mondelēz International, Inc.), dated as of March 30, 2007

46.	Tax Sharing Agreement by and between Altria Group, Inc. and Kraft Foods Inc. (now known as Mondelēz International, Inc.), dated as of March 30, 2007

47.	Intellectual Property Agreement by and between Philip Morris International Inc. and Philip Morris USA Inc., dated as of January 1, 2008

48.	Employee Matters Agreement by and between Altria Group, Inc. and Philip Morris International Inc., dated as of March 28, 2008

49.	Tax Sharing Agreement by and between Altria Group, Inc. and Philip Morris International Inc., dated as of March 28, 2008

50.	Benefit Equalization Plan, effective as of September 2, 1974, as amended

51.	Form of Employee Grantor Trust Enrollment Agreement

52.	Form of Supplemental Employee Grantor Trust Enrollment Agreement

53.	Automobile Policy

54.	Grantor Trust Agreement by and between Altria Client Services Inc. and Wells Fargo Bank, National Association, dated February 23, 2011

55.	Long-Term Disability Benefit Equalization Plan, effective as of January 1, 1989, as amended

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56.	Deferred Fee Plan for Non-Employee Directors, as amended and restated effective October 28, 2015

57.	2015 Stock Compensation Plan for Non-Employee Directors, as amended and restated effective October 28, 2015

58.	2010 Performance Incentive Plan, effective on May 20, 2010

59.	2015 Performance Incentive Plan, effective on May 1, 2015

60.	Form of Indemnity Agreement

61.	Form of Restricted Stock Agreement, dated as of May 16, 2012

62.	Form of Restricted Stock Agreement, dated as of January 28, 2014

63.	Form of Deferred Stock Agreement, dated as of January 28, 2014

64.	Form of Restricted Stock Unit Agreement, dated as of January 28, 2015

65.	Form of Restricted Stock Unit Agreement, dated as of January 26, 2016

66.	Form of Restricted Stock Unit Agreement, dated as of January 30, 2017

67.	Form of Performance Stock Unit Agreement, dated as of January 30, 2017

68.	Form of Restricted Stock Unit Agreement, dated as of January 30, 2018

69.	Form of Performance Stock Unit Agreement, dated as of January 30, 2018

70.	Form of Restricted Stock Unit Agreement, dated as of May 17, 2018

71.	Form of Performance Stock Unit Agreement, dated as of May 17, 2018

72.	Form of Executive Confidentiality and Non-Competition Agreement

73.	Agreement and General Release between Altria Group, Inc. and Denise F. Keane, dated June 29, 2017

74.	Time Sharing Agreement between Altria Client Services LLC and Howard A. Willard, dated May 17, 2018

75.	Time Sharing Termination Letter from Altria Client Services LLC to Martin J. Barrington, dated May 17, 2018

76.	Agreement and General Release between Altria and Martin J. Barrington, dated May 17, 2018

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EXHIBIT E-2 - FORM OF

OPINION OF COUNSEL

FOR ALTRIA

[Effective Date]

To each of the Lenders party

    to the Term Loan Agreement referred to below

Altria Group, Inc.

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(c)(iii) of the Term Loan Agreement, dated as of December 20, 2018 (the “Term Loan Agreement”), among Altria Group, Inc. (“Altria”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for such Lenders. Terms defined in the Term Loan Agreement are used herein as therein defined.

I have acted as counsel for Altria in connection with the preparation, execution and delivery of the Term Loan Agreement.

In that connection, I have examined originals, or copies certified to my satisfaction, of such corporate records of Altria, certificates of public officials and of officers of Altria, and agreements, instruments and other documents, as I have deemed relevant and necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by me, relied upon certificates of Altria or its officers or of public officials.

Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the opinion that, to the best of my knowledge, (i) there is no pending or threatened action or proceeding against Altria or any of its Subsidiaries before any court, governmental agency or arbitrator (a “Proceeding”) that purports to affect the legality, validity, binding effect or enforceability of the Term Loan Agreement or the Notes, if any, or the consummation of the transactions contemplated thereby, and (ii) except for Proceedings disclosed in the Annual Report on Form 10-K of Altria for the fiscal year ended December 31, 2017, Quarterly Reports on Forms 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018 and any Current Reports on Form 8-K filed subsequent to September 30, 2018 but prior to the Effective Date, or, with respect to Proceedings commenced after the date of the most recent such document but prior to the Effective Date, a certificate delivered to the Lenders and attached hereto, there are no Proceedings that are likely to have a materially adverse effect upon the financial position or results of operations of Altria and its Subsidiaries taken as a whole.

Very truly yours,

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EXHIBIT E-3 - FORM OF

OPINION OF COUNSEL

FOR GUARANTOR

[Letterhead of Hunton Andrews Kurth LLP]

[Effective Date]

To each of the Lenders party

to the Term Loan Agreement referred to below

Term Loan Agreement

Philip Morris USA Inc.

Ladies and Gentlemen:

This opinion is furnished to you pursuant to Section 3.01(c)(vii) of the Term Loan Agreement, dated as of December 20, 2018 (the “Term Loan Agreement”), among Altria Group, Inc. (“Altria”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for such Lenders, in connection with the issuance of a guarantee, dated December 20, 2018 (“Guarantee”), made by Philip Morris USA Inc. (“PM USA”) in favor of the Lenders. Terms defined in the Term Loan Agreement are used herein as therein defined.

We have acted as special counsel for PM USA in connection with the preparation, execution and delivery of the Guarantee and are furnishing this opinion at the request of PM USA.

In that connection, we have examined the following documents:

(1)	the Term Loan Agreement;

(2)	the articles of incorporation of PM USA, as amended (the “Charter”);

(3)	the by-laws of PM USA, as amended and restated (the “By-laws”);

(4)	the resolutions of PM USA authorizing the Guarantee; and

(5)	the Guarantee.

We have also examined the originals, or copies certified to our satisfaction, of such corporate records of PM USA, certificates of public officials and of officers of PM USA, and agreements, instruments and other documents, as we have deemed relevant and necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, we have, when relevant facts were not independently established by us, relied upon and assumed the accuracy of the representations of PM USA set forth in the Guarantee and upon certificates of

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PM USA or its officers or of public officials. Whenever the phrase “known to us” is used herein, it refers to the actual knowledge of the attorneys of the firm involved in the representation of PM USA in connection with the Term Loan Agreement, without independent investigation. In rendering the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies, (iii) the genuineness of all signatures, (iv) the legal capacity of natural persons, (v) the due authorization, execution and delivery of all documents by all parties (other than the due authorization, execution and delivery of the Guarantee by PM USA, as to which we express our opinion in paragraph 2 below) and (vi) the validity, binding effect and enforceability of all documents (other than the validity, binding effect and enforceability of the Guarantee upon PM USA, as to which we express our opinion in paragraph 4 below).

Our opinions expressed below are limited to the law of the State of New York, the Commonwealth of Virginia and the Federal law of the United States.

Based upon the foregoing and upon such investigation as we have deemed necessary, we are of the following opinion:

1. PM USA is a corporation validly existing and in good standing under the laws of the Commonwealth of Virginia.

2. PM USA has the corporate power and authority to execute, deliver and perform its obligations under the Guarantee and PM USA has taken all necessary corporate action to authorize its execution, delivery and performance of the Guarantee. The Guarantee has been duly executed and delivered by PM USA.

3. The execution and delivery by PM USA of the Guarantee do not, and the consummation of the transactions contemplated thereby will not, violate (a) the Charter or the By-laws or (b) any Federal or State of New York law or regulation or any law or regulation of the Commonwealth of Virginia that in our experience is generally applicable to PM USA and to transactions of the type contemplated by the Guarantee or (c) any of the agreements listed on Annex A hereto (each a “Material Agreement”).

4. The Guarantee is the legal, valid and binding obligation of PM USA enforceable under the laws of the State of New York against PM USA in accordance with its terms.

To the extent that any opinion contained herein relates to the enforceability of the choice of New York law provisions of the Term Loan Agreement, we have, in rendering such opinion, relied solely upon New York General Obligations Law Section 5-1401 and have assumed that the Term Loan Agreement is not entered into with a view to violate the laws of the jurisdiction in which the contract is to be performed. Further, such opinion is subject to the qualification that such enforceability may be limited by important public policies of a more-interested jurisdiction. We express no opinion regarding whether a court other than a court of or in the State of New York would give effect to a choice of New York law.

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The opinion set forth in paragraph 4 above is qualified to the extent enforceability is subject to the effect of (i) bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws relating to or affecting the rights of creditors generally, including without limitation fraudulent conveyance or transfer laws (including, but not limited to, the common law trust fund doctrine and Section 548 of the United States Bankruptcy Code), and preference and equitable subordination laws and principles, (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and (iii) concepts of materiality, unconscionability, reasonableness, impracticability or impossibility of performance, good faith and fair dealing.

Further, we express no opinion as to the legality, validity, enforceability or effect, as applicable, of:

(i) any provision that purports to (a) confer subject matter jurisdiction on a court that does not have independent grounds for subject matter jurisdiction, (b) establish the venue of any action, except to the extent enforceable under Sections 5-1401 and 5-1402 of the New York General Obligations Law or (c) act as a waiver of certain rights, including personal service, marshalling of assets or similar requirements and the right to trial by jury;

(ii) any provision regarding indemnification or contribution to the extent it violates public policy of the State of New York, or any Federal law or regulation, or to the extent it purports to provide that a party shall be indemnified for its own negligence, bad faith, gross negligence or willful misconduct;

(iii) any provision that requires the payment of liquidated or punitive damages, interest on interest, prepayment penalties or premiums, late fees or default rates of interest to the extent that they are found to constitute unenforceable penalties or forfeitures;

(iv) any provision that purports to grant any person the ability to receive the remedies of specific performance, injunctive relief, liquidated damages or any similar remedy in any proceeding;

(v) any provision in the Guarantee pursuant to which Altria waives the benefit of any constitutional, statutory or common law right to the extent that such a waiver is deemed to violate public policy;

(vi) any provision providing that PM USA may exercise set-off or similar rights with respect to the Guarantee or that permits the exercise of rights without notice or without providing an opportunity to cure failures to perform;

(vii) any provision that excludes money damages as a remedy, if injunctive relief is not available under applicable law, or that permits a party to pursue multiple remedies or that provides that all remedies are cumulative or nonexclusive, or that violates laws relating to claim splitting or collateral estoppel;

(viii) any provision that gives a party the right to obtain possession of any property or exercise self-help remedies or other remedies without judicial process;

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(ix) any provision in any document regarding severability;

(x) any provision that would alter the terms or rights and obligations of the parties based on course of dealing, course of performance or the like, or that provides that failure or delay in taking action may not constitute a waiver of rights; and

(xi) any provision that requires that amendments or waivers be made in writing, or that require mitigation of damages.

With respect to our opinion in paragraph 3(c), we have made no examination of or determination, and express no opinion, as to any accounting, financial or similar covenant or provision contained in any Material Agreement or the accuracy as to factual matters of any representation, warranty, data or other information, whether oral or written, that may have been made by any entity involved in the transaction described above, whether named herein or otherwise.

This opinion is being furnished to you in connection with Section 3.01(c)(vii) of the Term Loan Agreement, is solely for the benefit of you and your counsel, and is not intended for, and may not be relied upon by, any other person or entity without our prior written consent. We expressly disclaim any obligation to advise you of any changes of law or facts that may hereafter come or be brought to our attention which would alter the opinions herein set forth.

Very truly yours,

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ANNEX A

Material Agreements and Instruments

1.	Indenture among Altria Group, Inc., as Issuer, Philip Morris USA Inc., as Guarantor, and Deutsche Bank Trust Company Americas, as Trustee, dated as of November 4, 2008

2.

Guarantee dated as of September 8, 2008, made by Philip Morris USA Inc., in favor of The Bank of New York (as successor in interest to JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank), as trustee for the holders of the 5.625% Notes due 2008, 7.000% Notes due 2013, and 7.750% Debentures due 2027 under the Indenture dated as of December 2, 1996

3.

Guarantee dated as of November 14, 2014, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 2.625% Notes due 2020 of Altria Group, Inc.

4.

Guarantee dated as of September 16, 2016, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 2.625% Notes due 2026 of Altria Group, Inc.

5.

Guarantee dated as of August 9, 2012, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 2.850% Notes due 2022 of Altria Group, Inc.

6.

Guarantee dated as of May 2, 2013, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 2.950% Notes due 2023 of Altria Group, Inc.

7.

Guarantee dated as of September 16, 2016, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 3.875% Notes due 2046 of Altria Group, Inc.

8.

Guarantee dated as of October 31, 2013, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 4.000% Notes due 2024 of Altria Group, Inc.

9.

Guarantee dated as of August 9, 2012, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 4.250% Notes due 2042 of Altria Group, Inc.

10.

Guarantee dated as of May 2, 2013, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 4.500% Notes due 2043 of Altria Group, Inc.

11.

Guarantee dated as of October 31, 2013, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 5.375% Notes due 2044 of Altria Group, Inc.

12.

Guarantee dated as of May 5, 2011, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 4.750% Notes due 2021 of Altria Group, Inc.

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13.

Guarantee dated as of February 6, 2009, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 9.25% Notes due 2019 of Altria Group, Inc.

14.

Guarantee dated as of November 10, 2008, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 9.70% Notes due 2018 of Altria Group, Inc.

15.

Guarantee dated as of November 10, 2008, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 9.95% Notes due 2038 of Altria Group, Inc.

16.

Guarantee dated as of February 6, 2009, made by Philip Morris USA Inc., in favor of Deutsche Bank Trust Company Americas, as trustee for the registered holder of the 10.20% Notes due 2039 of Altria Group, Inc.

17.	Intellectual Property Agreement by and between Philip Morris International Inc. and Philip Morris USA Inc., dated as of January 1, 2008

Term Sheet effective December 17, 2012, between Philip Morris USA Inc., the other participating manufacturers, and various states and territories for settlement of the 2003-2012 Non-Participating Manufacturer Adjustment with those states

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EXHIBIT F

FORM OF OPINION OF

COUNSEL FOR JPMCB,

AS ADMINISTRATIVE AGENT

[Letterhead of Simpson Thacher & Bartlett LLP]

[Effective Date]

JPMorgan Chase Bank, N.A.,

    as Administrative Agent

and

The Lenders listed on Schedule I hereto

    which are parties to the Credit Agreement

    on the date hereof

Re:

Term Loan Agreement dated as of December 20, 2018 (the “Credit Agreement”) among Altria Group, Inc. (the “Company”), the lending institutions identified in the Credit Agreement (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

We have acted as counsel to JPMorgan Chase Bank, N.A., as Administrative Agent, in connection with the preparation, execution and delivery of the Credit Agreement.

This opinion is delivered to you pursuant to Section 3.01(c)(viii) of the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have the respective meanings set forth in the Credit Agreement, unless otherwise defined herein.

In connection with this opinion, we have examined a copy of the Credit Agreement signed by the Company and by the Administrative Agents and the Lenders.

In addition, we have examined, and relied as to matters of fact upon, the documents delivered to you at the closing, and upon originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. In addition, we have relied as to certain matters of fact upon the representations made in the Credit Agreement.

In rendering the opinion set forth below we have assumed that (1) the Credit Agreement is a valid and legally binding obligation of each party thereto other than the Company, (2) the Company is validly existing and in good standing under the laws of the jurisdiction in which it is organized, has the corporate power and authority to execute, deliver and perform its obligations under the Credit Agreement and has duly authorized, executed and delivered the Credit Agreement in accordance with its organizational documents, (3)(a) execution, delivery and performance by the Company of the Credit Agreement do not violate, or require any consent not obtained under, the laws of the jurisdiction in which it is organized or any other applicable laws or any order known to us issued by any court or governmental agency or body and (c) execution, delivery and performance by the Company of the Credit Agreement will not breach or result in a default under or result in the creation of any lien upon or security interest in the Company’s properties pursuant to the terms of any agreement or instrument that is binding on the Company; and (4) the Company is not an “investment company” within the meaning of and subject to regulation under the Investment Company Act of 1940, as amended.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Credit Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We express no opinion with respect to:

(A) the effect of any provision of the Credit Agreement that is intended to permit modification thereof only by means of an agreement in writing by the parties thereto;

(B) the effect of any provision of the Credit Agreement insofar as it provides that any Person purchasing a participation from a Lender or other Person may exercise set-off or similar rights with respect to such participation or that any Lender or other Person may exercise set-off or similar rights other than in accordance with applicable law;

(C) the effect of any provision of the Credit Agreement imposing penalties or forfeitures;

(D) the enforceability of any provision of the Credit Agreement to the extent that such provision constitutes a waiver of illegality as a defense to performance of contract obligations; or

(E) the effect of any provision of the Credit Agreement relating to indemnification or exculpation in connection with violations of any securities laws or relating to indemnification, contribution or exculpation in connection with willful, reckless or criminal acts or gross negligence of the indemnified or exculpated Person or the Person receiving contribution.

In connection with the provisions of the Credit Agreement whereby the parties submit to the jurisdiction of the courts of the United States of America located in the State of New York, we note the limitation of 28 U.S.C. §§ 1331 and 1332 on subject matter jurisdiction of the federal courts. In connection with the provisions of the Credit Agreement which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under NYCPLR § 510, a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. § 1404(a), a United States district court has discretion to transfer an action from one federal court to another.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

This opinion letter is rendered to you in connection with the above described transaction. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent. This opinion letter may be furnished to, but may not be relied upon by, a regulatory authority entitled to request it.

Very truly yours,

EXHIBIT G - FORM OF

CONFIDENTIALITY AGREEMENT

To:	[NAME OF BANK]

Date:	________, 20__

Subject:	Altria Group, Inc. Term Loan Agreement (the “Term Loan Agreement”)

In connection with the Term Loan Agreement for Altria Group, Inc. (the “Company”), you will be receiving certain information which is non-public, confidential or proprietary in nature. That information and any other information, regardless of form, whether oral, written or electronic, concerning the Company, its subsidiaries or the Term Loan Agreement furnished to you by [NAME OF LENDER], the Company, Altria Client Services LLC (“Altria Client Services”) or any of their respective Representatives in connection with the Term Loan Agreement (at any time on, before or after the date of this Agreement), together with analyses, compilations or other materials prepared by you or your Representatives which contain or otherwise reflect such information or your review of, advice concerning or interest in the Term Loan Agreement is hereinafter referred to as the “Information.” As used herein, “Representatives” refers to affiliates, directors, officers, employees, agents, auditors, attorneys, consultants or other advisors, and references to the Company or Altria Client Services shall be deemed to include each of their respective affiliates. In consideration of your receipt of the Information, you agree that:

1.

You will not, without the prior written consent of the Company, use, either directly or indirectly, any of the Information except in concert with the Company and Altria Client Services in connection with the Term Loan Agreement and any other extension of credit made by you to the Company.

2.

You agree to reveal the Information only to your Representatives who need to know the Information for the purpose of evaluating, administering or monitoring the Term Loan Agreement, who are informed by you of the confidential nature of the Information, and who agree to be bound by the terms and conditions of this Agreement. You agree to be responsible for any breach of this Agreement by any of your Representatives and to indemnify and hold the Company, Altria Client Services and their respective Representatives harmless from and against any and all liabilities, claims, causes of action, costs and expenses (including attorney fees and expenses) arising out of the breach of this Agreement by you or your Representatives.

3.

Without the prior written consent of the Company or Altria Client Services, you shall not disclose to any person (except as otherwise expressly permitted herein) the fact that the Information has been made available, that discussions are taking place between the Company, Altria Client Services and you or any other financial institution concerning the Term Loan Agreement, or any of the terms, conditions or other facts with respect thereto (including the status thereof), or that the Term Loan Agreement has been consummated.

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4.

This Agreement shall be inoperative as to any portion of the Information that (i) is or becomes generally available to the public on a non-confidential basis through no fault by you or your Representatives, or (ii) is or becomes available to you on a non-confidential basis from a source other than the Company, Altria Client Services, [NAME OF LENDER] or their respective Representatives, which source, to the best of your knowledge, is not prohibited from disclosing such Information to you by a contractual, legal or fiduciary obligation to the Company, Altria Client Services, [NAME OF LENDER] or their respective Representatives.

5.

You may disclose the Information at the request of any regulatory or supervisory authority having jurisdiction over you or your affiliates; provided that you request confidential treatment of such Information to the extent permitted by law; provided further, that, insofar as permitted by law and practicable, you notify the Company and Altria Client Services in advance of such disclosure pursuant to the following paragraph.

6.

In the event that you or anyone to whom you transmit the Information pursuant to this Agreement becomes legally compelled to disclose any of the Information or the existence of the Term Loan Agreement, you shall provide the Company and Altria Client Services with notice of such event promptly upon your obtaining knowledge thereof (provided that you are not otherwise prohibited by law from giving such notice) so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, you shall furnish only that portion of the Information that is legally required and shall disclose the Information in a manner reasonably designed to preserve its confidential nature.

7.

In the event that discussions with you concerning the Term Loan Agreement are discontinued or your participation in the Term Loan Agreement is otherwise terminated, you shall deliver to Altria Client Services the copies of the Information that were furnished to you by or on behalf of the Company and represent to Altria Client Services that you have destroyed all other copies thereof, provided that you may maintain copies of the Information, subject to the terms of this Agreement, as required by law or regulations or document retention policies applicable to you. All of your obligations hereunder and all of the rights and remedies of the Company and Altria Client Services and [NAME OF LENDER] hereunder shall survive any discontinuance of discussions, termination of your participation or any return or destruction of the Information.

8.

You acknowledge that disclosure of the Information in violation of the terms of this Agreement could have material adverse consequences that could not be adequately compensated by money damages alone, and agree that, in the event of any breach by you or your Representatives of this Agreement, the Company, Altria Client Services and their respective Representatives will be entitled to seek equitable relief (including injunction and specific performance) in addition to all other remedies available to them at law or in equity.

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9.

The obligations set forth in this Agreement shall survive until the earliest of two years from the date of this Agreement or until execution of any agreement between the Company and you with respect to the Term Loan Agreement or an agreement which contains confidentiality provisions superseding this Agreement. This Agreement shall govern your confidentiality obligations from the date hereof with respect to Information furnished to you as described above in connection with the Term Loan Agreement, and from the date hereof no prior agreement entered into by you and the Company will apply to such Information.

10.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

THIS AGREEMENT IS IN ADDITION TO AND, EXCEPT AS PROVIDED ABOVE, DOES NOT SUPERSEDE THE CONFIDENTIALITY AGREEMENTS CONTAINED IN ANY CREDIT AGREEMENTS OF THE COMPANY OR ITS AFFILIATES TO WHICH YOU ARE A PARTY.

IT IS UNDERSTOOD AND AGREED THAT THE COMPANY, ALTRIA CLIENT SERVICES, [NAME OF LENDER] AND THEIR RESPECTIVE REPRESENTATIVES MAY RELY ON THIS EXPRESS AGREEMENT.

ACCEPTED AND AGREED as of the date written above:

[NAME OF BANK]

By
Name:
Title:

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